EXHIBIT 10.1

MULTICURRENCY

REVOLVING CREDIT

AND

TERM LOAN AGREEMENT

dated as of July 20, 2007

by and among

LOJACK CORPORATION,

and the other Borrowers and Guarantors Party Hereto

CITIZENS BANK OF MASSACHUSETTS

as a Lender, Administrative Agent, Lead Arranger

and Issuing Bank

ROYAL BANK OF CANADA

as the Canadian Lender

and

THE LENDING INSTITUTIONS PARTY HERETO

TABLE OF CONTENTS

§ 1.	DEFINITIONS AND RULES OF INTERPRETATION.	1
§ 1.1	Definitions.	1
§ 1.2	Rules of Interpretation.	22
§ 1.3	Exchange Rates; Currency.	22
§ 1.4	Additional Alternative Currencies.	23
§ 1.5	Change of Currency.	23
§ 2.	THE MULTICURRENCY REVOLVING CREDIT FACILITY.	24
§ 2.1	The Revolving Credit Facility.	24
§ 2.1.1	Commitment to Lend Revolving Credit.	24
§ 2.1.2	Termination or Reduction of Revolving Credit Commitment.	25
§ 2.1.3	The Revolving Credit Notes.	25
§ 2.1.4	Requests for Revolving Credit Loans.	25
§ 2.1.5	Funds for Revolving Credit Loans.	26
§ 2.1.6	Maturity of the Revolving Credit Loans.	27
§ 2.1.7	Mandatory Repayments of the Revolving Credit Loans.	27
§ 2.1.8	Increase in Revolving Credit Commitment.	27
§ 2.1.9	Designation of Foreign Borrowers.	28
§ 2.2	Letters of Credit.	28
§ 2.2.1	Letters of Credit Commitment.	28
§ 2.2.2	Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.	30
§ 2.2.3	Drawings and Reimbursements of Letters of Credit; Funding and Repayment of Participations.	31
§ 2.2.4	Letters of Credit Obligations Absolute.	32
§ 2.2.5	Role of Issuing Bank with Letters of Credit.	33
§ 2.2.6	Cash Collateral for Letters of Credit.	34
§ 2.2.7	Applicability of ISP98 and UCP to Letters of Credit.	34
§ 2.2.8	Letter of Credit Fees.	34
§ 2.2.9	Documentary and Processing Charges Payable to Issuing Bank for Letters of Credit.	34
§ 2.2.10	Conflict with Letter of Credit Application.	35
§ 2.3	Swing Line Facility.	35
§ 3.	THE CANADIAN CREDIT FACILITY.	35
§ 3.1	Definitions; Schedules.	35

§ 3.2	The Canadian Credit Facility.	36
§ 3.3	[Reserved]	36
§ 3.4	Availability; Repayment.	36
§ 3.5	Interest Rates and Fees.	36
§ 3.6	Evidence of Indebtedness.	38
§ 3.7	General Account.	38
§ 3.8	Exchange Rate Fluctuations	39
§ 3.9	Indemnity	39
§ 4.	THE TERM LOAN.	39
§ 4.1	The Term Loan; Commitment to Lend Term Loan.	39
§ 4.2	The Term Notes.	40
§ 4.3	Maturity of the Term Loan.	40
§ 4.4	[Reserved.]	40
§ 4.5	Interest on Term Loan.	40
§ 4.6	5/25 Savings Clause.	40
§ 5.	PROVISIONS RELATING TO ALL LOANS.	41
§ 5.1	Interest on Loans.	41
§ 5.2	Election of Interest Rate; Notice of Election; Interest Periods; Minimum Amounts.	41
§ 5.3	Optional Prepayments or Repayments of the Loans.	42
§ 5.4	Fees.	42
§ 5.5	Payments.	43
§ 5.6	Computations.	43
§ 5.7	Interest on Overdue Amounts; Default Rate.	44
§ 5.8	Interest Limitation.	44
§ 5.9	Funding Losses.	44
§ 5.10	Illegality.	45
§ 5.11	Inability to Determine Eurodollar Rate or CDOR Rate.	45
§ 5.12	Increased Costs.	46
§ 5.13	Taxes.	47
§ 5.14	Mitigation Obligations; Replacement of Lenders.	49
§ 6.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.	50
§ 6.1	Conditions to All Credit Extensions.	50
§ 6.2	Conditions to Initial Credit Extension.	50

§ 7.	REPRESENTATIONS AND WARRANTIES	51
§ 7.1	Organization and Qualification.	51
§ 7.2	Subsidiaries.	52
§ 7.3	Authority and Validity of Obligations.	52
§ 7.4	Use of Proceeds; Margin Stock.	52
§ 7.5	Financial Reports.	53
§ 7.6	No Material Adverse Change.	53
§ 7.7	Full Disclosure.	53
§ 7.8	Trademarks, Franchises, and Licenses.	53
§ 7.9	Governmental Authority and Licensing.	54
§ 7.10	Good Title.	54
§ 7.11	Litigation and Other Controversies.	54
§ 7.12	Taxes.	54
§ 7.13	Approvals.	54
§ 7.14	Affiliate Transactions.	55
§ 7.15	Investment Company; Public Utility Holding Company.	55
§ 7.16	ERISA.	55
§ 7.17	Compliance with Laws.	55
§ 7.18	Other Agreements.	55
§ 7.19	No Default.	55
§ 8.	AFFIRMATIVE COVENANTS.	56
§ 8.1	Maintenance of Business.	56
§ 8.2	Maintenance of Properties.	56
§ 8.3	Taxes and Assessments.	56
§ 8.4	Insurance.	56
§ 8.5	Financial Reports.	56
§ 8.6	Inspection.	57
§ 8.7	ERISA.	58
§ 8.8	Compliance with Laws.	58
§ 8.9	Formation of Subsidiaries.	58
§ 8.10	Use of Proceeds.	59
§ 8.11	Insolvency Applications.	59
§ 9.	NEGATIVE COVENANTS.	59
§ 9.1	Borrowings and Guaranties.	59

§ 9.2	Liens.	60
§ 9.3	Investments.	61
§ 9.4	Mergers, Consolidations and Sales and Acquisitions.	62
§ 9.5	[Reserved].	62
§ 9.6	Burdensome Contracts With Affiliates.	62
§ 9.7	No Changes in Fiscal Year.	62
§ 9.8	Change in the Nature of Business.	63
§ 9.9	No Restrictions.	63
§ 9.10	No Stock Repurchase.	63
§ 10.	FINANCIAL COVENANTS.	63
§ 10.1	Fixed Charge Coverage Ratio.	63
§ 10.2	Funded Debt to EBITDA Ratio.	63
§ 10.3	Capital Expenditures.	64
§ 11.	GUARANTIES; PLEDGE OF CERTAIN STOCK.	64
§ 11.1	Guaranties.	64
§ 11.2	Pledge of Stock of LoJack Equipment Ireland Limited	65
§ 11.3	Further Assurances	66
§ 12.	EVENTS OF DEFAULT; ACCELERATION.	66
§ 12.1	Events of Default and Acceleration.	66
§ 12.2	Remedies Upon Event of Default.	68
§ 12.3	Judgment Currency.	68
§ 12.4	Distribution of Collateral Proceeds.	69
§ 13.	ADMINISTRATIVE AGENT.	69
§ 13.1	Appointment and Authority.	69
§ 13.2	Rights as Lender.	69
§ 13.3	Exculpatory Provisions.	70
§ 13.4	Reliance by Administrative Agent.	70
§ 13.5	Delegation of Duties.	71
§ 13.6	Resignation of Administrative Agent.	71
§ 13.7	Non-Reliance on Administrative Agent and the Other Lenders.	72
§ 13.8	No Other Duties, etc.	72
§ 13.9	Payments to Administrative Agent	72
§ 14.	MISCELLANEOUS.	72

§ 14.1	Setoff Rights.	72
§ 14.2	Attorney Costs; Expenses.	73
§ 14.3	Indemnification.	73
§ 14.4	Representations and Warranties.	74
§ 14.5	Payments; Set Aside.	74
§ 14.6	Successors and Assigns; Participations.	74
§ 14.7	Notices and Other Communications; Facsimile Copies.	77
§ 14.8	Cumulative Remedies; Captions; Counterparts.	78
§ 14.9	USA Patriot Act Notice.	78
§ 14.10	Entire Agreement; Etc.	78
§ 14.11	Consents; Amendments; Waivers; Etc.	79
§ 14.12	Concerning Joint and Several Liability.	79
§ 14.13	Governing Law.	82
§ 14.14	Waiver of Jury Trial.	83
§ 14.15	Severability.	83

EXHIBITS

EXHIBIT A	Form of Assumption and Assignment
EXHIBIT B	Form of Revolving Credit Loan Request
EXHIBIT C	Form of Canadian Revolving Credit Loan Request
EXHIBIT D	Form of Swing Line Loan Request
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Instrument of Accession
EXHIBIT G	Form of Joinder Agreement

SCHEDULES

SCHEDULE 1	Subsidiaries and Affiliates
SCHEDULE 2	Lenders; Commitments; Applicable Percentages
SCHEDULE 3	Lending Offices
SCHEDULE 3.1-A	Additional Definitions for Canadian Credit Facility
SCHEDULE 3.1-B	Borrowing Conditions Under Canadian Credit Facility
SCHEDULE 4	Mandatory Cost
SCHEDULE 7.2	Subsidiaries; Capitalization
SCHEDULE 9.1	Indebtedness
SCHEDULE 9.2	Liens
SCHEDULE 14.7	Addresses for Notices

MULTICURRENCY REVOLVING CREDIT AND TERM LOAN AGREEMENT

This MULTICURRENCY REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of the 20th day of July 2007 (the “Credit Agreement” or this “Agreement”), by and among LOJACK CORPORATION, a corporation organized under the laws of the Commonwealth of Massachusetts (“LoJack”), the Canadian Borrowers and Foreign Borrowers listed on Schedule 1 attached hereto (collectively with LoJack, and together with the other Persons that from time to time become Borrowers pursuant to the provisions hereof, the “Borrowers”), the U.S. Guarantors and Canadian Guarantors listed on Schedule 1 attached hereto (collectively with the other Persons that from time to time become U.S. Guarantors or Canadian Guarantors pursuant to the provisions hereof, the “Guarantors”), the Lenders (as hereinafter defined), CITIZENS BANK OF MASSACHUSETTS, a Massachusetts banking corporation, as Administrative Agent for itself and each of the other Lenders from time to time party to this Agreement, Lead Arranger and Issuing Bank, and ROYAL BANK OF CANADA, a Canadian chartered bank, as the Canadian Lender.

§ 1.  DEFINITIONS AND RULES OF INTERPRETATION.

§ 1.1  Definitions.

Schedule 3.1-A contains definitions of capitalized terms used in §3 and not otherwise defined in this Credit Agreement.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

5/25 Compliant Term Loan.  Means Indebtedness, the interest of which is not subject to Part XIII tax pursuant to subparagraph 212(b)(vii) of the Income Tax Act (Canada).

Acceding Lender.   Has the meaning set forth in § 2.1.8(c).

Accountants.  Has the meaning set forth in §8.4(a).

Acquired EBITDA. Means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrowers and their Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

Acquired Entity or Business.  Any Person, property, business or asset acquired by the Borrowers or any Subsidiary during such period in connection with any Permitted Acquisition (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired).

Additional Pledge Agreement.  Has the meaning set forth in § 11.2(b).

Additional Pledged Equity.  Has the meaning set forth in § 11.2(b).

Additional Pledged Foreign Subsidiary.  Has the meaning set forth in § 11.2(b).

Adjustment Date.  The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrowers pursuant to §8.5(h).

Adjusted Eurodollar Rate.  Means, relative to any Eurodollar Rate Loan to be made, continued or maintained as, or converted into, a Eurodollar Rate Loan for any Interest Period, a rate per annum

(rounded upwards if necessary, to the 1/16 of 1%) equal to the sum of (a) (i) the Eurodollar Rate for such Interest Period divided by (y) a percentage equal to one hundred percent (100%) minus the Eurodollar Reserve Percentage, plus (b) in the case of Loans by a Lender from its office or branch in the United Kingdom (except for Loans to any U.S. Borrowers denominated in Dollars), the Mandatory Cost.

Administrative Agent.  Means Citizens Bank of Massachusetts in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Affiliate. Means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Without limiting the generality of the foregoing, a Person shall be deemed to be an Affiliate if such other Person possesses, directly or indirectly, power to vote ten (10%) percent or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

Agreement.  Means this Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Currency.  Has the meaning set forth in §12.3.

Aggregate Commitments.  Means the sum of all of the Commitments.

Alternative Currency.  Means Euros, British Pounds Sterling, Yen and any other major foreign currency acceptable to the Lenders.

Alternative Currency Equivalent.  Means, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

Alternative Currency Sublimit.  Means, as of the Closing Date, the Dollar Equivalent of Fifty Million Dollars ($50,000,000).

Approved Fund.  Means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

Applicable Percentage.  Means, as the context requires, (i) with respect to the Aggregate Commitments, each Lender’s percentage share of the Aggregate Commitments, (ii) with respect to the Revolving Credit Loans, each Lender's percentage share of the Revolving Credit Commitment, (iii) with respect to the Letters of Credit, each Revolving Credit Lender’s percentage share of the L/C Obligations, L/C Advances and L/C Borrowings, and (iv) with respect to the Term Loan, each Term Loan Lender’s percentage of the Term Loan, as each of the foregoing items (i) - (iv) is set forth immediately opposite such Lender's name on Schedule 2 hereto.

Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Consolidated Funded Debt to Consolidated EBITDA Ratio, as determined for the Reference Period of the Borrowers and their Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period:

Level	Consolidated Funded Debt to Consolidated EBITDA Ratio	Applicable Margin For Eurodollar Rate Loans, CDOR Rate Loans, Libor Loans or BAs	Commitment Fee	Standby Letter of Credit, LC or LG Fee
I	< 1.00:1	0.500%	0.125%	0.500%
II	> 1.00:1, but < 1.75:1	0.625%	0.150%	0.625%
III	> 1.75:1, but < 2.00:1	0.750%	0.200%	0.750%
IV	> 2.00:1	0.875%	0.250%	0.875%

Notwithstanding the foregoing, (a) for the Loans and BAs outstanding and the Letter of Credit, LC, and LG Fees and the Commitment Fee payable during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending September 30, 2007, the Applicable Margin shall be the Applicable Margin set forth in Level I above.  In the event that the Compliance Certificate required to be delivered pursuant to §8.4(c) is not delivered when due, then during the period from the next Business Day after the date on which such financial statements was required to be delivered until the next Business Day after the Compliance Certificate is delivered by the Borrowers to the Administrative Agent, the “Applicable Margin” shall be deemed to be the highest percentage set forth in the above table.

Assignment and Assumption.  Means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §14.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

Attorney Costs.  Means all reasonable fees, expenses and disbursements of any law firm or other external counsel incurred by the Administrative Agent.

Auto-Renewal Letter of Credit.  Has the meaning set forth in §2.2.2(c).

Available Revolving Credit Commitment.  Means, at any time, the Aggregate Commitments in respect of the Revolving Credit Facility then in effect minus the Revolving Credit Exposure at such time.   For purposes of calculating the Available Revolving Credit Commitment with respect to Loans in Alternative Currencies, the Administrative Agent shall use the Dollar Equivalent of such Alternative Currency, calculated on the basis of the Spot Rate for such Alternative Currency, on or as of the most recent Revaluation Date provided for in § 1.3(a).

Bank Product Obligations.  Every obligation of each Borrower and its Subsidiaries under and in respect of any one or more of the following types of services or facilities extended to such Borrower or such Subsidiary by the Lender or Affiliate of the Lender:  (i) credit and purchase cards, (ii) cash management or related services, including, without limitation, controlled disbursement services, and (iii)  agreements for treasury management services, including, without limitation, intraday credit, Automated Clearing House (ACH) services, foreign exchange services, daylight overdrafts and zero balance arrangements.

Base Rate.  Means a rate per annum equal to the rate of interest announced by the Administrative Agent in Boston, Massachusetts from time to time as its “Prime Rate.”  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Interest accruing by reference to the Base Rate shall be calculated on the basis of actual days elapsed and a 360-day year.  The Borrowers acknowledge that the Administrative Agent may make loans to its customers above, at or below the Base Rate.

Base Rate Loans.  Means the Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Borrowers.  Has the meaning set forth in the Preamble.

Business Day.  Means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided that, (a) when used in connection with CDOR Rate Loans or Canadian Base Rate Loans, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Canadian Dollars in Toronto, Ontario, and (b) when used in connection with a Eurodollar Rate Loan denominated in any Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Alternative Currency in the London interbank market or the principal financial center of the country in which payment or purchase of such Alternative Currency can be made (and, if the Loan or Letters of Credit which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

Canadian Base Rate.  Means for any day the greater of: (i) the floating annual rate of interest appearing on Bloomberg Canada-Govt’s & Money Market Rates, as in effect on such day; and (ii) the CDOR Rate applicable on such day plus 1.0%.

Canadian Base Rate Loans.  Means Canadian Revolving Credit Loans and all or any portion of the Term Loan bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrowers.  Means any Borrower that is organized under the laws of Canada or any state or province thereof now existing or formed after the date hereof and is listed on Schedule 1 hereto on the day hereof or has been designated as a Canadian Borrower pursuant to §8.9(b).

Canadian Dollars or Can. $.  Means dollars in lawful currency of Canada.

Canadian CDOR Rate Loans.  Means Revolving Credit Loans and all or any portion of the Term Loan bearing interest calculated by reference to the CDOR Rate.

Canadian Credit Facility.  Has the meaning set forth in § 3.2.

Canadian Guarantor.  Means any Subsidiary of LoJack that (a) is not a Canadian Borrower, and (b) is organized under the laws of Canada or any province thereof now existing or formed after the date hereof (but excluding, in any event, Vehicle Recovery Systems Company, a Nova Scotia company).

Canadian Lender.  Means, as of the Closing Date, Royal Bank of Canada, in its capacity as the revolving lender under the Canadian Credit Facility, or any successor thereto.

Canadian Obligations.  Means all indebtedness, obligations and liabilities of the Canadian Borrowers to the Administrative Agent and applicable Lenders existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents in respect of the Term Loan, the Term Notes, the Canadian Credit Facility, any Swap Contract with any Lenders or any Affiliate thereof, and any Bank Product Obligations (in either case entered into by a Canadian Borrower) or any other instrument at any time evidencing any thereof, the whole including for greater certainty the Canadian Revolving Obligations.

Canadian Revolving Borrower.  Means any Canadian Borrower which is an obligor with respect to Canadian Revolving Credit Loans.

Canadian Revolving Credit Commitment. Means, as of the Closing Date, Five Million Canadian Dollars (Can.$5,000,000) or the Equivalent Amount (as such expression is defined in Schedule 3.1-A) thereof in Dollars.

Canadian Revolving Credit Loans. Means revolving credit loans made or to be made by the Canadian Lender to the Canadian Revolving Borrowers under the Canadian Credit Facility including for greater certainty all extensions of credit thereunder by the Canadian Lender by way of Bankers’ Acceptances, LCs and LGs.

Canadian Revolving Obligations.  Means any and all indebtedness, obligations and liabilities of the Canadian Revolving Borrowers to the Canadian Lender arising under the Canadian Credit Facility existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of the Canadian Revolving Credit Loans or any other instrument at any time evidencing any thereof.

Canadian Subsidiary.  Means any Subsidiary that is organized under the laws of Canada or any province thereof now existing or formed after the date hereof.

Capital Assets.  Means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will).

Capital Expenditures.  Means amounts paid or indebtedness incurred by any Person in connection with the purchase or lease by such Person of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

Capital Stock.  Means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Collateralize.  Means, with respect to any Letter of Credit, to pledge and deposit with or to the Administrative Agent, for the benefit of the Issuing Bank or, as the case may be, the Canadian Lender, cash as collateral for the L/C Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank or, as the case may be, the Canadian Lender.

CDOR Rate.  Means, with respect to a CDOR Rate Loan for the relevant CDOR Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of: (a) the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the relevant CDOR Interest Period for Canadian dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Lender after 10:00 a.m. Toronto, Ontario local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus 10 basis points.

Change of Control.  Means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 40% or more of the outstanding capital stock or other equity interests of LoJack on a fully-diluted basis, or (b) the failure of individuals who are members of the board of directors (or similar governing body) of LoJack on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of LoJack.

Change in Law.  Means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Closing Date.  Means the date of this Agreement or such later Business Day upon which each condition described in § 6 shall have been satisfied in a manner satisfactory to or waived by the Administrative Agent in its sole discretion.

Commitment.  Means each Revolving Credit Lender’s and the Canadian Lender’s commitment to make, as applicable, Revolving Credit Loans or Canadian Revolving Credit Loans to the applicable Borrowers and participate in the issuance, extension and renewal of Letters of Credit, as set forth in §§ 2 and 3 hereof in an aggregate amount, at any one time outstanding, not to exceed the amount set forth with respect to such Lender in Schedule 2 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

Commitment Fee.  Has the meaning set forth in § 5.4(b).

Compliance Certificate.  Has the meaning set forth in § 8.5(e).

Consolidated or consolidated.  Means, with reference to any term defined herein, that term as applied to the accounts of LoJack and its Subsidiaries consolidated in accordance with GAAP.

Consolidated Capital Expenditures.  Means the amount expended by the Borrowers and their Subsidiaries on a consolidated basis for Capital Expenditures, exclusive of any amounts paid for Permitted Acquisitions.

Consolidated EBITDA.  Means, for any period, for the Borrowers and their Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus: (a) the following to the extent deducted in calculating such Consolidated Net Income:

(i) consolidated interest charges for such period,

(ii) the provision for federal, state, provincial, local and foreign income taxes payable by the Borrowers and their Subsidiaries for such period,

(iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income,

(iv)  non-cash charges for stock based compensation,

(v) non-cash extraordinary and unusual or non-recurring writedowns or writeoffs of (A) intangible assets of Boomerang Tracking Inc. and (B) other non-current assets not to exceed the Dollar Equivalent of $7,500,000 in the aggregate, minus (b)  any extraordinary , unusual,  non-recurring or non-operating gains;

all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

 For the purposes of determining Consolidated EBITDA for any period in which a Permitted Acquisition of an Acquired Entity or Business or a Material Divestiture has occurred, Consolidated EBITDA may at the discretion of LoJack in the case of a Permitted Acquisition and shall in the case of any Material Divestiture, be adjusted (without duplication) (A) to include the Acquired EBITDA of such Acquired Entity or Business during such period (based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition)), and (B) subject to the written consent of the Required Lenders, an amount equal to the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent, and (C) in the case of a Material Divestiture, a corresponding reduction to Consolidated EBITDA for the portion attributable to the Material Divestiture and previously included in Consolidated EBITDA during the reporting period.

Consolidated Fixed Charges.  Means, for any period, Consolidated Total Interest Expense for such period plus principal required to be paid on Indebtedness of the Borrowers and their Subsidiaries on a consolidated basis during such period plus all dividends paid in cash by LoJack and cash taxes.

Consolidated Funded Debt. Means, as of any date of determination, for the Borrowers and their Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations hereunder, but excluding in any event the net obligations of the Borrowers under any Swap Contract) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrowers or any Subsidiary; and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

Consolidated Net Income (or Deficit). Means the consolidated net income (or deficit) of the Borrowers, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

Consolidated Total Interest Expense.  Means, for any period, the aggregate amount of cash interest required to be paid by the Borrowers on a consolidated basis during such period on all

Indebtedness of the Borrowers determined on a consolidated basis outstanding during all or any part of such period.

Contractual Obligation.  Means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Control.  Means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Controlled Group.  Has the meaning set forth in §7.16 hereof.

Country Risk Event.  Means (a) any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of: (i) changing the obligations under the relevant Letter of Credit, the Credit Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Bank, the Lenders or the Administrative Agent, (ii) changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or (iii) preventing or restricting the conversion into or transfer of the applicable Alternative Currency; (b) force majeure; or (c) any similar event which, in relation to (a), (b) and (c), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Alternative Currency into an account designated by the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.

Credit Agreement.  Means this Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, restated or otherwise modified from time to time.

Credit Extension.  Means, as the context requires, (a) a borrowing of a Loan or the continuation of or conversion into a Eurodollar Rate Loan or CDOR Rate Loan or an L/C Credit Extension, or (b) a Borrowing (including the continuation, renewal or conversion thereof) under the Canadian Credit Facility provided that any reference herein to the amount of principal thereof, in the case of a Borrowing by way of BA shall refer to the face amount of such BA and in the case of a Borrowing by way of LC or LG the outstanding face amount thereof plus the amount unreimbursed in connection therewith.

Default.  Any Event of Default or event or condition that with the giving of notice or lapse of time or both would become an Event of Default.

Defaulting Lender.  Means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Default Rate.  Has the meaning set forth in §5.7.

Dollar Equivalent. Means, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent, through its principal foreign exchange trading office as of the date as of which the foreign exchange computation is made and (c) with respect to any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, through its principal foreign exchange trading office as of the date as of which the foreign exchange computation is made.

Dollars or U.S. $.  Means dollars in lawful currency of the United States of America.

Drawdown Date.  Means the date on which any Revolving Credit Loan, Canadian Revolving Credit Loan  or the Term Loan, as applicable, is made or is to be made, and the first day of any Interest Period.

Drawing Amount.  Means the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Effective Date.  Means the date on which the initial Loans are made hereunder.

Eligible Assignee.  Means (a) a Lender; (b) an Affiliate of the Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Bank; and (ii) the Borrowers (such approval not to be unreasonably withheld or delayed); provided that the Borrowers approval shall not be required if an Event of Default has occurred and is continuing.  “Eligible Assignee” shall not include any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

Eligible Foreign Subsidiary.  Means any Foreign Subsidiary that is approved from time to time by the Lenders.

EMU Legislation.  Means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Laws.  Means, with respect to any applicable jurisdictions, the federal, state, provincial, municipal, local and foreign laws, principles of common law or civil law, regulations, by-laws, guidelines and codes, as such laws, principles, regulations, by-laws and guidelines and codes may be amended from time to time, as well as orders, decrees, judgments, seizures or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment, or protection of the public from pollution or employee health and safety, including, but not limited to the Release or threatened Release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

ERISA.  Means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Euro or EUR.  Means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurodollar Breakage Fee.  Has the meaning set forth in § 5.9(a).

Eurodollar Business Day.  Means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England or such other Eurodollar interbank market as may be selected by the Lender in its sole discretion acting in good faith.

Eurodollar Rate Loans.  Means Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

Eurodollar Rate.  Means, relative to any Interest Period, (a) for Eurodollar Rate Loans denominated in Dollars, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested Eurodollar Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate, and (b) for Eurodollar Rate Loans denominated in any Alternative Currency, the offered rate for deposits of such Alternative Currency in an amount approximately equal to the amount of the requested Eurodollar Rate Loan for a term coextensive with the designated Interest Period shown in the appropriate page of Reuters Monitor Money Rates Service (or any successor thereto providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent in its commercially reasonable discretion) which the British Bankers’ Association fixes as its LIBOR rate for such Alternative Currency, in each case, as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.  If such day is not a London Banking Day, the Eurodollar Rate shall be determined on the next preceding day which is a London Banking Day.  If for any reason the Administrative Agent cannot determine such offered rate by the British Bankers’ Association, the Administrative Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts, currencies and maturities.

Eurodollar Reserve Percentage.  Means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the FRB, the Financial Services Authority of England, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal.  Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the FRB.  Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

Event of Default.  Has the meaning set forth §12.1.

Excise Tax Act (Canada).  Means R.S. 1985, c. E-15.

Excluded Taxes.  Means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under § 5.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with § 5.14, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to § 5.14.

Existing Credit Facilities.  Means the credit facilities in place as of the date of this Agreement among LoJack, the Loan Parties party thereto, the Bank of Montreal and Harris Trust and Savings Bank.

Federal Funds Rate.  Means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

Fixed Charge Coverage Ratio.  Has the meaning set forth in §10.1.

FRB.  Means the Board of Governors of the Federal Reserve Systems of the United States.

Foreign Borrowers. Means any Borrower (other than the Canadian Borrowers) which is not organized under the laws of the United States, any state or commonwealth thereof, or the District of Columbia and is listed on Schedule 1 hereto as of the date hereof or is designated as a Foreign Borrower pursuant to §2.1.9.

Foreign Lender.  Means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Obligations. Means such portion of the Obligations of the Foreign Borrowers to the Administrative Agent and the Lenders existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this  Agreement or any of the other Loan Documents or in respect of the Loans, the Notes, any Swap Contract with any Lenders or any Affiliate thereof, Letter of Credit Applications, Letters of Credit, and Bank Product Obligations (in either case entered into by a Foreign Borrower) or any other instrument at any time evidencing any thereof.

Foreign Sublimit.  As of the Closing Date, means Fifty Million Dollars ($ 50,000,000), as such amount may be reallocated by agreement of the Administrative Agent and LoJack.

Foreign Subsidiary/Foreign Subsidiaries.  Means, any Subsidiary of any of the Borrowers not organized under the laws of the United States or Canada or any state or province thereof existing as of the date hereof or which is acquired or created after the date hereof.

Fund.  Means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Generally accepted accounting principles or GAAP.  Means the generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantee.  Means as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  For purposes of calculating Indebtedness, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

Guarantor; Guaranty.  Has the meaning set forth in the Preamble.

Hazardous Substances.  Means any waste, contaminant, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, radio-active materials, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such substance or waste, which substance, contaminant, pollutant or material or waste is or shall hereafter become regulated under, governed by, or defined by any Environmental Law.

Honor Date.  Means the date of any payment by the Issuing Bank under a Letter of Credit.

Immaterial Foreign Subsidiary.  Means a Foreign Subsidiary designated as such by LoJack , provided, that (a) none of the obligations or Indebtedness of such Foreign Subsidiary are Guaranteed by LoJack, any of the Borrowers and/or any Guarantor, and (b) after giving effect to such designation, the aggregate net tangible assets (excluding therefrom any shares or all of equity interests held by any designated Foreign Subsidiary in another Foreign Subsidiary) of all Foreign Subsidiaries so designated does not exceed the Dollar Equivalent of $3,000,000.

Increase Closing Date.  Has the meaning set forth in § 2.1.8(d).

Indebtedness.  Means as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           for the purposes of §§ 12.1(f) and 9.1 only, net obligations of such Person under any Swap Contract or similar type of agreement;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(f)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Indemnified Taxes.  Means Taxes other than Excluded Taxes.

Indemnitees.  Has the meaning set forth §14.3.

Instrument of Accession.  Has the meaning set forth in § 2.1.8(c).

Interest Act (Canada).  Means 1985 R.S., c. L-18.

Interest Payment Date.  Means (a) as to any Eurodollar Rate Loan or CDOR Rate Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, as (b) to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months after the first day of such Interest Period and the last day of such Interest Period, and (c) as to any Base Rate Loan, the last day of the calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan.

Interest Period.  Means, with respect to each Eurodollar Rate Loan or CDOR Rate Loan, (i) initially, the period commencing on the Closing Date and ending one (1), two (2), or three (3) months thereafter, as the case may be, or, subject to currency requirements to the extent that the Loan is made in an Alternative Currency, six (6) months, as the applicable Borrower may select; and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending one (1), two (2), or three (3) months thereafter, as the case may be, or, subject to currency requirements to the extent that the Loan is made in an Alternative Currency, six (6) months, as the applicable Borrower may select; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           Interest Periods for Eurodollar Rate Loans or CDOR Rate Loans in connection with which any Borrower has or may incur hedging obligations with any of the Lenders shall be of the same duration as the relevant periods set forth under the applicable hedge contract.

(b)           if any Interest Period with respect to a Eurodollar Rate Loan or CDOR Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(c)           any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(d)           any Interest Period relating to any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Interest Period shall be one (1) month or such other period as approved by the Administrative Agent.

Investment.  Means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

Issuing Bank.  Means Citizens Bank of Massachusetts, in its capacity as issuer of letters of credit, or any successor issuer of letters of credit hereunder.

Judgment Currency.  Has the meaning set forth in §12.3.

L/C Advance.  Means, with respect to any Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage of the Revolving Credit Commitments.

L/C Borrowing.  Means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced pursuant to a Revolving Credit Loan.

L/C Credit Extension.  Means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

L/C Obligations.  Means, as of any date of determination, with respect to the Revolving Credit Loans, and where the context requires, the Canadian Revolving Credit Loans, the Drawing Amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed amounts in connection therewith, including the Unreimbursed Amounts.

Lead Arranger.  Citizens Bank of Massachusetts.

Lenders.  Means the Revolving Credit Lenders, the Term Loan Lenders and the Canadian Lender listed on Schedule 2 hereto and any financial institutions which become a party hereto pursuant to the terms of §§ 2.1.8 or 14.6 in their individual capacity, and “Lenders” means all of such financial institutions.

Lending Office.  Means, as to any Lender, the  offices and branches of such Lender and it Affiliates listed on Schedule 3 hereto (as may be amended from time to time), or such other office or branch as a Lender may from time to time notify the Borrowers and the Administrative Agent.

Letter(s) of Credit.  Has the meaning, as the context requires, set forth in § 2.2.1 or Schedule 3.1-A.

Letter of Credit Application.  Means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

Letter of Credit Expiration Date.  Means, with respect to each Letter of Credit, the day that is five (5) days prior to the Maturity Date with respect to Revolving Credit Loans (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Sub-limit.  Means, with respect to the Revolving Loan, an amount not to exceed $5,000,000.  The Letter of Credit Sub-limit is part of, and not in addition to, the Commitment.

Lien  means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any capitalized lease obligation having substantially the same economic effect as any of the foregoing).

Loan Party/Loan Parties.  Means, collectively, the Borrowers and the Guarantors.

Loans.  Means (i) the Revolving Credit Loans made or to be made by the Revolving Credit Lenders to the U.S. Borrowers and the Foreign Borrowers pursuant to §2.1; (ii) the Term Loan made by the Term Loan Lenders to the Term Loan Borrower pursuant to §4.1; and (iii) unless the context requires otherwise, the Canadian Revolving Credit Loans to be made by the Canadian Lender to the Canadian Revolving Borrowers.

Loan Documents.  Means this Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Pledge Agreement, any Additional Pledge Agreement and any other document and instrument entered into by the Issuing Bank and any of the Loan Parties or any of their Subsidiaries or in favor of the Issuing Bank and relating to such Letters of Credit, all BAs, LCs, LGs and all documents and instruments executed by any of the Canadian Revolving Borrowers and/or in favor of the Canadian Lender in connection with BAs, LCs and LGs issued or to be issued pursuant to the Canadian Credit Facility.

Loan Request.  Has the meaning set forth in § 2.1.4.

LoJack Ireland.  Has the meaning set forth in § 11.2(a).

London Banking Day.  Means a day on which dealings in Dollar deposits are transacted in the London interbank market.

Material Adverse Effect.  Means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

Material Acquisition.  Means any acquisition of any Acquired Entity or Business by any Borrower or Subsidiary thereof with respect to which the aggregate consideration payable by the Borrowers and their Subsidiaries exceeds $5,000,000.

Material Divestiture.  Means any sale or dissolution of a business or revenue earning asset with attributable contribution to Consolidated EBITDA for LoJack’s prior fiscal year in an amount equal to or exceeding $3,000,000.

Maturity Date.  Means, (a) with respect to the Revolving Credit Loans and the Canadian Revolving Credit Loans, the fifth (5th) anniversary of the Closing Date, and (b) with respect to the Term Loan, the date that is one day after the fifth (5th) anniversary of the Closing Date.

Multiemployer Plan.  Means any multiemployer plan within the meaning of (i) Section 4001(a)(3) of ERISA or (ii) Subsection 147.1(1) of the United States Internal Revenue Code, to which any Borrower or any related Person makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

New Money Credit Event.  Means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower or any Governmental Authority in any Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request in respect of external indebtedness of borrowers in such Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (i) or (ii), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposure outstanding prior to such increase.

Notes.  Means, collectively, the Revolving Credit Notes, the Canadian Revolving Credit Notes and the Term Notes.

Notice of Purchase.  Has the meaning set forth in §2.3(c).

Obligations.  Means any and all indebtedness, obligations and liabilities of the Borrowers to the Administrative Agent and the Lenders existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this

Agreement or any of the other Loan Documents or in respect of the Loans, the Notes, any Swap Contract with any Lenders or any Affiliate thereof, Letter of Credit Applications, Letters of Credit, and Bank Product Obligations or any other instrument at any time evidencing any thereof, including, without limitation, the U.S. Obligations, the Canadian Obligations, the Foreign Obligations, and the Canadian Revolving Obligations.

Organization Documents.  Means (a) with respect to any corporation, the certificate of articles of incorporation and the by-laws (or equivalent or comparable constitutive documents with respect to any Canadian or other non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Other Taxes.  Means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Outstanding Amount.  Means (i) with respect to Loans (including for greater certainty Canadian Revolving Credit Loans by way of Libor Loans, RBP Loans and RBUSBR Loans) on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date and (iii) the aggregate of all face amounts of all Bankers’ Acceptances outstanding under the Canadian Credit Facility and the aggregate of all full outstanding amounts of all LCs and LGs issued under the Canadian Credit Facility plus the aggregate amount of all unreimbursed amounts in connection therewith.

Overadvance.  Means, with respect to the Revolving Credit Facility, the amount by which the Outstanding Amount of the Revolving Credit Loans exceeds the Revolving Credit Commitment.

Participant.  Has the meaning specified in §14.6(d).

Participating Member State.  Means each state so described in any EMU Legislation.

Permit.  Means any approval, consent, waiver, exemption, variance, franchise, order, permit, certificate, authorization, certificate of authorization, right or license or other approval of or from any Person or Governmental Authority necessary or required by any laws, regulations, by-laws and orders, including Environmental Laws, to properly conduct the business of the Borrower or to make substantial use of the real and immovable property, assets, equipment and facilities owned or leased by the Borrower.

Permitted Acquisitions.  Means any acquisition of any Acquired Entity or Business by any Borrower or Subsidiary thereof which meets all of the following criteria: (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) all transactions related thereto are consummated in accordance with applicable laws; (iii) prior to such acquisition (if a Material

Acquisition), the Administrative Agent shall have received (A) computations from the Borrowers (based on a Compliance Certificate) showing pro forma compliance as of the date of, and after giving effect to, such acquisition with the financial covenants set forth in §10 of this Agreement; and (B) all due diligence information in the form of financial statements of the acquired entity and all materials provided to the board of directors of LoJack; and (iv) if in the Lenders’ discretion the Acquired Entity is material and is not a Foreign Subsidiary, concurrently with the consummation of such acquisition, the acquired entity becomes a Guarantor hereunder or, at the request of LoJack, a Borrower (subject in the case of Foreign Subsidiaries to the definition of Eligible Foreign Subsidiary) and executes any and all documents and instruments reasonably required by the Administrative Agent to that effect.

Permitted Investments.  Means any investments permitted under Section 9.3.

Person. Means any individual, corporation, partnership, trust, unincorporated association, business, joint venture, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Pledge Agreement.  Has the meaning set forth in § 11.2.

Pledged Equity.  Has the meaning set forth in § 11.2.

Post-Acquisition Period. means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

Post-Closing Increase.  Has the meaning set forth in § 2.1.8(c).

Pro Forma Adjustment.  means, for any Reference Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business, the pro forma increase or decrease in such Acquired EBITDA projected by the Borrowers in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrowers and their Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA that such cost savings will be realizable during the entirety of such Reference Period, or such additional costs, as applicable, will be incurred during the entirety of such Reference Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA for such Reference Period.

Property.  Means , as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person or in which such Person has the right, title or interest, whether or not such property is included in the balance sheet of such Person and its subsidiaries under GAAP.

Qualified Canadian Lender.  Means a Lender who (i) is not a “non-resident” within the meaning of the Income Tax Act (Canada), or (ii) is an “authorized foreign bank” within the meaning of the Bank Act (Canada) but only in respect of amounts paid or credited hereunder in respect of its “Canadian banking Business” within the meaning of the Income Tax Act (Canada).

Reference Period.  As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

Register.  Has the meaning set forth in §14.6(c).

Related Parties.  Means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Release.  Means any release, issuance, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water, or property other than in compliance with all Environmental Laws, Permits, and Leases.

Required Lenders.  Means, as of any date of determination, Lenders having more than sixty six and two thirds percent (66 2/3%) of the sum of (a) the Aggregate Commitments (including for greater certainty the Canadian Revolving Credit Commitment) plus (b) the Outstanding Amount of the Term Loan; or, if the commitment of each Lender to make Loans and the obligation of the Issuing Bank to make L/C Credit Extensions have been terminated pursuant to §12.2, Lenders holding in the aggregate more than sixty six and two thirds percent (66 2/3%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided, further, that in the event that the are only two Lenders, “Required Lenders” shall be both such Lenders.

Responsible Officer.  Means the Chief Executive Officer, president, vice-president, Chief Financial Officer, treasurer or assistant treasurer of each Borrower.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action and such Responsible Officer shall be conclusively presumed to have acted on behalf of the applicable Borrower.

Revaluation Date.   Means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Eurodollar Rate Loan or CDOR Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Rate Loan or CDOR Rate Loan denominated in an Alternative Currency, and (iii) after the occurrence of an Event of Default, such additional dates as the Administrative Agent shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) after the occurrence of an Event of Default, such additional dates as the Issuing Bank shall require.

Revolving Credit Commitment.  Means the sum of the Commitments of each Lender to make Revolving Credit Loans and purchase participations in L/C Extensions relating to Letters of Credit (subject to the applicable Letter of Credit Sub-limit) in an aggregate principal amount not to exceed the Dollar Equivalent of Fifty Million Dollars ($50,000,000) outstanding at any time, as such amount may be adjusted from time to time in accordance with this Agreement (including, without limitation, under §§2.1.2 or 2.1.8).

Revolving Credit Exposure.  Means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and L/C Obligations.

Revolving Credit Facility.  Means the revolving credit loan facility provided by the Lenders to the U.S. Borrowers and the Foreign Borrowers.

Revolving Credit Lenders.  The Lenders set forth on Schedule 2 hereto as Revolving Credit Lenders, acting in their role as makers of Revolving Credit Loans or as participants with respect to Letters of Credit to the U.S. Borrowers or Foreign Borrowers, together with any other Person who becomes an assignee of any rights and obligations of a Revolving Credit Lender pursuant to § 14.6 and any Acceding Lender who becomes a Lender pursuant to § 2.1.8.

Revolving Credit Loans.  Means Revolving Credit Loans made or to be made by the Lenders to the U.S. Borrowers and the Foreign Borrowers pursuant to §2.1 hereof.

Revolving Credit Notes.  Means the promissory notes of the U.S. Borrowers and Foreign Borrowers evidencing the Revolving Credit Loans dated as of the date hereof.

Seller Subordinated Debt.  Means unsecured Indebtedness of any of the Borrowers in an amount to be agreed upon by the Lenders and the Borrowers and otherwise on terms reasonably acceptable to the Lenders’ and, in any case, which has been fully subordinated and made junior to the payment and performance in full in cash of the Obligations as evidenced by a subordination agreement in form and substance satisfactory to the Lenders in their discretion; provided that, (a) at the time such Seller Subordinated Debt is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence, and (b) the documentation evidencing such Seller Subordinated Debt shall have been delivered in advance and consented to by the Lenders.

Spot Rate.  Means, for a currency, the rate reasonably determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Boston, Massachusetts time on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Subsidiary.  Means any corporation, association, trust, or other business entity of which the designated parent shall as of the date of any determination own directly or indirectly through a Subsidiary or Subsidiaries at least a majority of the outstanding Capital Stock or other interest entitled to vote generally.

Swap Contract.  Means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value.  Means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Administrative Agent or any Affiliate of the Administrative Agent).

Swing Line Advances.  Means a Base Rate Loan made by the Swing Line Lender pursuant to §2.4.

Swing Line Lender.  Means Citizens Bank of Massachusetts.

Swing Line Facility.  Has the meaning set forth in §2.3(a).

Swing Loan Purchase Price.  Has the meaning set forth in §2.3(c).

TARGET.  Means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

Taxes.  Means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan.  Means the term loan made or to be made by the Lenders to the Term Loan Borrower pursuant to §4.1 hereof.

Term Loan Borrower.  Means the Canadian Borrower which is the obligor with respect to the Term Loan as identified on Schedule 1 hereto.

Term Loan Lenders.  The Lenders holding a portion of the Term Loan as set forth on Schedule 2 hereto together with any other Person who becomes an assignee of any rights and obligations of a Term Loan Lender pursuant to § 14.6.

Term Notes.  Means the promissory notes of the Term Loan Borrower evidencing the Term Loan dated as of the date hereof issued pursuant to §4.2 hereof.

Total Outstandings.  Means the aggregate Outstanding Amount of (a) all Revolving Credit Loans and L/C Obligations plus (b) the Term Loan plus (c) the Canadian Revolving Credit Loans.

Type.  Means, with respect to a Loan, its character as a Base Rate Loan, Canadian Base Rate Loan, Eurodollar Rate Loan or CDOR Rate Loan.

Unused Commitment Fee.  Has the meaning set forth in §5.4.

Unreimbursed Amount.  Has the meaning set forth in §2.2.3(b).

U.S. Borrowers.  Means any Borrower that is organized under the laws of the United States or any state thereof now existing or formed after the date hereof and is listed on Schedule 1 hereto as of the date hereof or is designated as a U.S. Borrower pursuant to §8.9(b).

U.S. Guarantor.  Means any Affiliate of the Borrowers that (a) is not a Borrower, and (b) is organized under the laws of the United States or any state thereof now existing or formed after the date hereof.

U.S. Obligations.  Means the Indebtedness and all other Obligations of any kind of the U.S. Borrowers to the Administrative Agent and the Lenders under this Agreement or any other Loan Document existing as of the date hereof or arising hereafter.

U.S. Subsidiary.  Means any Subsidiary that is organized under the laws of the United States or any state thereof now existing or formed after the date hereof.

§ 1.2  Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms capitalized but not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f)           The words “include”, “includes” and “including” are not limiting.

(g)           Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(h)           The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

§ 1.3  Exchange Rates; Currency.

(a)           The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrowers and the other Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)           Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurodollar Rate Loan or CDOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance, Eurodollar Rate Loan, CDOR Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

§ 1.4  Additional Alternative Currencies.

(a)           The Borrowers may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Each such request shall be subject to the approval of the Lenders (not to be unreasonably withheld or delayed).

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., seven (7) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent).

(c)           Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurodollar Rate Loans or CDOR Rate Loans, as applicable, to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and the Lenders consent to making Eurodollar Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of, as applicable, Eurodollar Rate Loans; and if all of the Lenders consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this §1.4, it shall promptly so notify the Borrowers.

§ 1.5  Change of Currency.

(a)           Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

§ 2.  THE MULTICURRENCY REVOLVING CREDIT FACILITY.

§ 2.1  The Revolving Credit Facility.

Subject to the Terms and conditions set forth herein, the Revolving Credit Lenders shall provide a multicurrency revolving credit facility to the U.S. Borrowers and Foreign Borrowers in the form of the Revolving Credit Facility.

§ 2.1.1  Commitment to Lend Revolving Credit.

(a)           Subject to the terms and conditions set forth in this Agreement, each Revolving Credit Lender severally agrees to lend to the U.S. Borrowers and the U.S. Borrowers may borrow, repay, and reborrow from time to time during the period commencing on the Closing Date and ending on the Business Day immediately preceding the Maturity Date, upon notice by the U.S. Borrowers to the Administrative Agent given in accordance with §2.1.4, such sums as are requested by the U.S. Borrowers in Dollars or one or more Alternative Currencies, in an aggregate principal amount at any time outstanding (after giving effect to the requested Loan) not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided that (i) the Outstanding Amount of the Revolving Credit Loans plus the Outstanding Amount of the L/C Obligations relating to Letters of Credit shall not exceed the Revolving Credit Commitment, (ii) the Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations relating to Letters of Credit shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (iii) the Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  The Revolving Credit Loans to the U.S. Borrowers shall be made pro rata in accordance with each Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Commitment.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the U.S. Borrowers that the conditions set forth in §6, as applicable, have been satisfied on the date of such request.

(b)           Subject to the terms and conditions set forth in this Agreement, the Revolving Credit Lenders agree to lend to each of the Foreign Borrowers and each applicable Foreign Borrower may borrow, repay, and reborrow from time to time during the period commencing on the Closing Date and ending on the Business Day immediately preceding the Maturity Date, upon notice by the applicable Foreign Borrower to the Administrative Agent given in accordance with §2.1.4, such sums as are requested by such Foreign Borrower in U.S. Dollars or one or more Alternative Currencies, in an aggregate principal amount at any time outstanding (after giving effect to the requested Loan) not to exceed the Foreign Sublimit; provided that (i) the Outstanding Amount of the Revolving Credit Loans plus the Outstanding Amount of the L/C Obligations relating to Letters of Credit shall not exceed the Revolving Credit Commitment, (ii) the Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations relating to Letters of Credit shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (iii) the Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, and (iv) the Outstanding

Amount of all Loans made to the Foreign Borrowers shall not exceed the Foreign Sublimit.  The Revolving Credit Loans to the Foreign Borrowers shall be made pro rata in accordance with each Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Commitment.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the applicable Foreign Borrower that the conditions set forth in §6, as applicable, have been satisfied on the date of such request.

§ 2.1.2  Termination or Reduction of Revolving Credit Commitment.

The U.S. Borrowers and Foreign Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitment, or from time to time permanently reduce the Revolving Credit Commitment, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Applicable Percentage of the Revolving Credit Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. (Boston time), five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum amount of $1,000,000, (iii) the U.S. Borrowers and Foreign Borrowers shall not terminate or reduce the Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of the Revolving Credit Loans plus the Outstanding Amount of all L/C Obligations relating to Letters of Credit would exceed the Revolving Credit Commitment, (iv) if, after giving effect to any reduction of the Revolving Credit Commitment, the Letter of Credit Sublimit shall exceed the amount of the Revolving Credit Commitment, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess; and (v) if, after giving effect to any reduction of the Revolving Credit Commitment, the Alternative Currency Sublimit shall exceed the amount of the Revolving Credit Commitment, such Alternative Currency Sublimit shall be automatically reduced by the amount of such excess.

§ 2.1.3  The Revolving Credit Notes.

The Revolving Credit Loans shall be evidenced by separate Revolving Credit Notes of the U.S. Borrowers and the Foreign Borrowers in form and substance satisfactory to the Revolving Credit Lenders (provided, that the Foreign Borrowers’ obligations under the Revolving Credit Notes shall not exceed the Foreign Sublimit).  The Revolving Credit Notes shall be payable to the order of each Revolving Credit Lender in an amount equal to the Revolving Credit Commitment of such Revolving Credit Lender, or, if less, the outstanding principal amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon.   Each of the U.S. Borrowers and Foreign Borrowers irrevocably authorizes each Revolving Credit Lender to make or cause to be made, in connection with a Drawdown Date of any Revolving Credit Loan or Honor Date of any Letter of Credit or at the time of receipt of any payment of principal on the Revolving Credit Note, an appropriate notation on such Revolving Credit Lender’s records reflecting the making of the Revolving Credit Loan or the receipt of such payment (as the case may be) and whether such Revolving Credit Loan was made to the U.S. Borrowers or Foreign Borrowers, and will, prior to any transfer of such Revolving Credit Lender’s Revolving Credit Note, endorse on the reverse side thereof the outstanding principal amount of the Revolving Credit Loans evidenced thereby at the time of such transfer.  The Outstanding Amount of the Revolving Credit Loans set forth on a Revolving Credit Lender’s record shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to such Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount shall not limit or otherwise affect the obligations of the U.S. Borrowers and/or Foreign Borrowers hereunder or under the Revolving Credit Note to make payments of principal of or interest on the Revolving Credit Note when due.

§ 2.1.4  Requests for Revolving Credit Loans.

(a)           The U.S. Borrowers or Foreign Borrowers, as the case may be, shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in writing or a telecopy in such form) of each Revolving Credit Loan requested hereunder (a “Loan Request”) not later than 10:00 a.m. (Boston time) (i) on the Business Day of the proposed Drawdown Date of any Base Rate Loan which is denominated in Dollars; (ii) three (3) Eurodollar Business Days prior to the Drawdown Date of any Eurodollar Rate Loan, (iii) four (4) Business Days prior to the Drawdown Date with respect to Alternative Currencies consisting of Euros, and (iv) five (5) Business Days with respect to other Alternative Currencies.

(b)           Each such Loan Request shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the currency in which such Revolving Credit Loan shall be denominated; (iii) the proposed Drawdown Date of such Revolving Credit Loan, (iv) the Interest Period for such Revolving Credit Loan (if such Revolving Credit Loan is to be a Eurodollar Rate Loan), and (v) whether such Revolving Credit Loan is to be a Eurodollar Rate Loan or a Base Rate Loan, and shall include a current Loan Request.  Each Revolving Credit Loan requested shall be in a minimum amount of $500,000 or its Dollar Equivalent, and, if such Loan requested is not a Base Rate Loan, shall be irrevocable and binding on the U.S. Borrowers, and shall obligate the U.S. Borrowers to accept the Loan requested from the Revolving Credit Lender on the proposed Drawdown Date.

§ 2.1.5  Funds for Revolving Credit Loans.

(a)           Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loan, each of the Revolving Credit Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Revolving Credit Lender’s Applicable Percentage of the requested Revolving Credit Loans.  Upon receipt from each Revolving Credit Lender of such amount, and upon receipt of the documents required by §6, as applicable, and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the applicable U.S. Borrowers or Foreign Borrower, not later than 2:00 p.m. (Boston time) on the proposed Drawdown Date, in immediately available funds, the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Revolving Credit Lenders.  The failure or refusal of any Revolving Credit Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of such Revolving Credit Lender’s Applicable Percentage of the requested Revolving Credit Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Revolving Credit Lender’s Applicable Percentage of any requested Revolving Credit Loans.

(b)           The Administrative Agent may, unless notified to the contrary by any Revolving Credit Lender prior to a Drawdown Date, assume that such Revolving Credit Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If any Revolving Credit Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Revolving Credit Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount of such Revolving Credit Lender’s Applicable Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Revolving Credit Lender’s Applicable Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 365.  A statement of the Administrative Agent submitted to such Revolving Credit Lender with respect to any amounts owing under this paragraph shall be prima facie evidence (absent manifest error), of the amount due and owing to the Administrative Agent by such Revolving Credit Lender.  If the amount of such Revolving Credit Lender’s Applicable Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Revolving Credit Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the U.S. Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

§ 2.1.6  Maturity of the Revolving Credit Loans.

The Revolving Credit Loans shall be due and payable on the applicable Maturity Date.  Each of the U.S. Borrowers and Foreign Borrowers, as applicable, promises to pay in full in cash, on the Maturity Date, all Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and any fees and other amounts owing hereunder with respect to the Revolving Credit Loans.

§ 2.1.7  Mandatory Repayments of the Revolving Credit Loans.

    If at any time an Overadvance shall exist (whether as a result of fluctuations in currency exchange rates with respect to the Revolving Credit Facility or otherwise), then the applicable Borrowers shall immediately pay the amount of such Overadvance to the Administrative Agent for application to the Revolving Credit Loans.

§ 2.1.8  Increase in Revolving Credit Commitment.

(a)           Request for Increase of Revolving Credit Commitments.  Provided there exists no Event of Default, upon written notice to Administrative Agent and subject to the provisions of this § 2.1.8, the applicable Borrowers may from time to time request an increase in the Revolving Credit Commitment in minimum amount of Ten Million Dollars ($10,000,000), so long as, after giving effect thereto, the aggregate amount of such increases does not exceed Twenty Five Million Dollars ($25,000,000) in the aggregate.

(b)           Lender Elections to Revolving Credit Commitments Increase.  The Administrative Agent will promptly notify the Lenders following receipt of a request by the Borrowers of an increase in the Revolving Credit Commitment.  At the time of making such request, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall not, in any event, be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).  Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment, and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase.  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c)           Notification by Administrative Agent; Acceding Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Revolving Credit Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Bank, which approvals shall not be unreasonably withheld or delayed, the Borrowers may also invite one or more additional commercial banks, other recognized financial institutions or other Persons (in each case, an “Acceding Lender”) to become party to this

Agreement as a Revolving Credit Lender by entering into an Instrument of Accession in substantially the form of Exhibit F hereto (an “Instrument of Accession”) with the Borrowers and the Administrative Agent and assuming thereunder the rights and obligations of a Revolving Credit Lender hereunder, including without limitation, commitments to make Revolving Credit Loans and participate in the risk relating to Letters of Credit, and the Aggregate Commitments shall be funded (each such increase or funding, as the case may be, referred to as a “Post-Closing Increase”) by the amount of such Acceding Lender’s interest all in accordance with the provisions of this Section. The Borrowers shall indemnify the applicable Lenders and the Administrative Agent for any cost or expense incurred as a consequence of the reallocation of any Eurodollar Rate Loans to an Acceding Lender pursuant to the provisions of § 5.9 hereof.

(d)           Closing Date and Allocations.  Upon a request by the Borrowers of an increase in the Revolving Credit Commitments in accordance with this Section, the Administrative Agent and the Borrowers shall determine, as applicable, the effective date of any such increase (any such date, the “Increase Closing Date”) and the final allocation of any such increase.  The Administrative Agent shall promptly notify the Borrowers and the Lenders (and Acceding Lenders, if any) of the final allocation of such increase.  On the Increase Closing Date, Schedule 2 hereto shall be deemed to be amended to reflect, as the case may be, (i) the name, address and Revolving Credit Commitment of the Revolving Credit Lenders (and, if applicable, any Acceding Lender), (ii) the Revolving Credit Commitments (after giving effect to any Post-Closing Increase), and (iii) the changes to the respective Applicable Percentages of the Revolving Credit Lenders.

(e)           Conditions to Effectiveness of Increase of Revolving Credit Loans.  As a condition precedent to such increase in the Revolving Credit Commitments, the Borrowers shall deliver to the Administrative Agent a certificate dated as of the Increase Closing Date signed by a Responsible Officer of the Borrowers (i) certifying and attaching the resolutions adopted by the applicable Borrowers approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, the applicable conditions set forth in § 6 will be satisfied.  In addition, the Borrowers shall prepay any Revolving Credit Loans outstanding on any Increase Closing Date (and pay any additional amounts required under § 5 of this Agreement) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages in respect of Revolving Credit Loans arising from any nonratable increase in the Commitments under this Section.

(f)           Conflicting Provisions.  This § 2.1.8 shall supersede any provisions in §§ 14.1(b) or 14.11 to the contrary.

§ 2.1.9  Designation of Foreign Borrowers.

 LoJack may, from time to time, designate any Eligible Foreign Subsidiary as a Foreign Borrower by delivery to the Administrative Agent of  (a) joinder agreement in substantially the form attached hereto as Exhibit G executed by such Foreign Subsidiary (or execution of an amendment to this Credit Agreement, if applicable) and any other applicable Loan Documents, in form and substance satisfactory to the Administrative Agent, providing that such Foreign Subsidiary shall become a Borrower hereunder, and (b) providing such other documentation as the Administrative Agent may reasonably request, including, without limitation, documentation with respect to the conditions specified in §6 hereof, including customary legal opinions of LoJack’s and such Foreign Subsidiary’s domestic counsel.

§ 2.2  Letters of Credit.

§ 2.2.1  Letters of Credit Commitment.

(a)           Subject to the terms and conditions set forth herein, the Issuing Bank agrees (i) (1) from time to time on any Business Day during the period from the Closing Date until the applicable Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Alternative Currencies for the account of any of the U.S. Borrowers or any of the Foreign Borrowers under the Revolving Credit Facility (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (ii) the Revolving Credit Lenders severally agree to participate in Letters of Credit; provided, that the Issuing Bank shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if, as of the date of such L/C Credit Extension and after giving effect to such request, (w) the Outstanding Amount of Revolving Credit Loans plus the Outstanding Amount of L/C Obligations relating to Letters of Credit would exceed the Revolving Credit Commitment; (x) the Outstanding Amount of Revolving Credit Loans of any Revolving Credit Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations relating to Letters of Credit exceeds such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of L/C Obligations with respect to Letters of Credit would exceed the applicable Letter of Credit Sublimit or (z) the Outstanding Amount of all Loans denominated in Alternative Currencies plus the Outstanding Amount of all L/C Obligations for Letters of Credit denominated in Alternative Currencies shall exceed the Alternative Currency Sublimit; provided, however, if the Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction the Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the applicable Borrowers shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to the Issuing Bank.

(b)           The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)           any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii)           Subject to §2.2.2(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(iii)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(iv)           the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or

(v)           such Letter of Credit is in an initial amount less than $100,000, or is to be used for a purpose other than working capital and general corporate purposes or denominated in a currency other than Dollars or an Alternative Currency.

(c)           The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

§ 2.2.2  Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(a)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable U.S. Borrower or Foreign Borrower delivered to the Issuing Bank in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such U.S. Borrower or Foreign Borrower as set forth below.  Such Letter of Credit Application must be received by the Issuing Bank not later than 1:00 p.m. (Boston time), at least two Business Days (or such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.

(i)           In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may require; and

(ii)           in the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require in accordance with the Issuing Bank’s usual and customary practices effective as of the time of such request.

(b)           Upon the Issuing Bank’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of such U.S. Borrower or Foreign Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the face amount of such Letter of Credit.

(c)           If a U.S. Borrower or Foreign Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, the U.S. Borrowers or Foreign Borrowers shall not be required to make a specific request to the Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Issuing Bank shall, subject to the terms and conditions set forth herein, permit the renewal of such Letter of Credit to an expiry date not later than the applicable Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if it has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of §2.2.1(b) or otherwise).

(d)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the applicable U.S. Borrower or Foreign Borrower a true and complete copy of such Letter of Credit or amendment.

§ 2.2.3  Drawings and Reimbursements of Letters of Credit; Funding and Repayment of Participations.

(a)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the applicable U.S. Borrower or Foreign Borrower and the Administrative Agent thereof.  Not later than 1:00 p.m. (Boston time) on the Honor Date, such U.S. Borrower or Foreign Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the same currency as such drawing.

(b)           If the applicable U.S. Borrowers or Foreign Borrowers fail to reimburse the Issuing Bank for any drawing under any Letter of Credit (the “Unreimbursed Amount”) on the Honor Date as set forth in §2.2.3(a), the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the Unreimbursed Amount and the amount of such Revolving Credit Lender’s Applicable Percentage thereof.  In such event, the applicable U.S. Borrowers or Foreign Borrowers shall be deemed to have made a Loan Request for a Base Rate Loan in Dollars to be disbursed on the Honor Date in an amount equal to the Dollar Equivalent of the Unreimbursed Amount calculated as of the Honor Date, without regard to the minimum and multiples specified in § 2.1.4 but subject to the Revolving Credit Commitment and the applicable conditions set forth in § 6.  Any notice given by the Issuing Bank or the Administrative Agent pursuant to this § 2.2.3(b) may be given by telephone if immediately confirmed in writing, provided that the lack of such immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)           Each Revolving Credit Lender shall, upon any notice pursuant to § 2.2.3(b), make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (Boston time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of §2.2.3(d), each such Lender that so makes funds available shall be deemed to have made a Base Rate Loan in Dollars to the applicable U.S. Borrower or Foreign Borrower, in such amount.  The Administrative Agent shall remit the funds so received to the Issuing Bank.

(d)           With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Loan because the applicable conditions set forth in §6 cannot be satisfied or for any other reason, the applicable U.S. Borrower or Foreign Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to §2.2.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligations under this §2.2.3.

(e)           Until each Revolving Credit Lender funds its Applicable Percentage of, as the case may be, the Revolving Credit Loan or L/C Advance pursuant to this §2.2.3 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.

(f)           The obligation of each Revolving Credit Lender to make a Revolving Credit Loan or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this §2.2.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each such Lender’s obligation to make Revolving Credit Loans pursuant to this §2.2.3 is subject to the applicable conditions set forth in §6.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the U.S. Borrowers or Foreign Borrowers, as applicable, to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(g)           If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this §2.2.3 by the time specified therein, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation.  A certificate of the Issuing Bank submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (g) shall be conclusive absent manifest error.

(h)           At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this §2.2.3, if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a U.S. Borrower or Foreign Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(i)           If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to §2.2.3 is required to be returned under any of the circumstances described in §14.5 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause (i) shall survive the payment in full of the Obligations and the termination of this Agreement.

§ 2.2.4  Letters of Credit Obligations Absolute.

(a)           The obligation of the U.S. Borrowers and Foreign Borrowers to reimburse the Issuing Bank for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the U.S. Borrowers or Foreign Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Administrative Agent, any of the Lenders or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; or

(iv)           any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law.

(b)           The applicable U.S. Borrower or Foreign Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such the U.S. Borrower’s or Foreign Borrower’s instructions or other irregularity, such U.S. Borrower or Foreign Borrower, as applicable, will immediately notify the Issuing Bank in connection thereof.  Such U.S. Borrower or Foreign Borrower, as applicable, shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

§ 2.2.5  Role of Issuing Bank with Letters of Credit.

Each of the U.S. Borrowers and each of the Foreign Borrowers agrees that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Each of the U.S. Borrowers and each of the Foreign Borrowers hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the U.S. Borrowers or Foreign Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Bank, any of its Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of the Issuing Bank and its Affiliates, nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable or responsible for any of the matters described in clause (a) of §2.2.4; provided, however, that anything in such clauses to the contrary notwithstanding, the U.S. Borrowers or Foreign Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the U.S. Borrowers or the Foreign Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the U.S. Borrowers or Foreign Borrowers, as applicable, which the U.S. Borrowers or Foreign Borrowers prove were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

§ 2.2.6  Cash Collateral for Letters of Credit.

Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date or upon the occurrence and continuance of an Event of Default, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the applicable U.S. Borrowers or Foreign Borrowers shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in respect thereto.  Each of the U.S. Borrowers and each of the Foreign Borrowers hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all such cash and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, interest bearing deposit accounts in the name of the Administrative Agent.

§ 2.2.7  Applicability of ISP98 and UCP to Letters of Credit.

Unless otherwise expressly agreed by the Issuing Bank and, as applicable, the U.S. Borrowers or the Foreign Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance, shall apply to each commercial Letter of Credit.

§ 2.2.8  Letter of Credit Fees.

Each applicable U.S. Borrower or Foreign Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Margin for standby Letters of Credit times the daily amount available to be drawn under such standby Letter of Credit.  Such standby Letter of Credit fees shall be computed on a quarterly basis in arrears on the Dollar Equivalent of the Drawing Amount.  Such standby Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December of each calendar year, commencing with the first such date to occur after the issuance of such standby Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  Each applicable U.S. Borrower or Foreign Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, an amount with respect to each trade Letter of Credit equal to an amount determined by the Issuing Bank based on the Issuing Bank’s fees then in effect for such trade Letter of Credit.

§ 2.2.9  Documentary and Processing Charges Payable to Issuing Bank for Letters of Credit.

The applicable U.S. Borrowers or Foreign Borrowers shall pay to the Issuing Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the

Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

§ 2.2.10  Conflict with Letter of Credit Application.

In the event of any conflict between the terms in this Agreement and the terms of any Letter of Credit Application, the terms in this Agreement shall control.

§ 2.3  Swing Line Facility.

(a)           Subject to the terms and conditions set forth herein, and so long as no Event of Default has occurred, the U.S. Borrowers may request, pursuant to a notice in the form of Exhibit D attached hereto, the Swing Line Lender to make, and the Swing Line Lender may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth and in reliance upon the agreements of Lenders set forth in this Section 2.3, Swing Line Advances in Dollars to the U.S. Borrowers from time to time on any Business Day prior to the Maturity Date in an amount not to exceed $2,500,000 in the aggregate outstanding at any time (after giving effect to the Swing Line Advance requested) (the “Swing Line Facility”).  Each Swing Line Advance shall be in a minimum amount of $100,000 or an integral multiple of $500,000 in excess thereof and shall consist of a Base Rate Loan.

(b)           Any Swing Line Advance not repaid by the Maturity Date shall be due and payable on such date.  Any Swing Line Advance not repaid on any date when due (other than the Maturity Date) shall be deemed to be a Revolving Credit Loan made pursuant to Section 2.1.1.

(c)           In the event that any Swing Line Advance is not repaid when due, upon conversion of such Swing Line Advance to a Revolving Credit Loan, each other Revolving Credit Lender shall be deemed to have purchased from the Swing Line Lender, and the Swing Line Lender shall be deemed to have sold and assigned to each such other Revolving Credit Lender, such Revolving Credit Lender’s Applicable Percentage of such Revolving Credit Loan as of the date of such conversion (the “Swing Loan Purchase Price”), and upon notice from the Administrative Agent (a “Notice of Purchase”) shall make available to the Administrative Agent for the account of the Swing Line Lender, in immediately available funds, an amount equal to the portion of the outstanding principal amount of such Revolving Credit Loan to be purchased by such Revolving Credit Lender on (i) the Business Day on which a Notice of Purchase is given, provided that such notice is given not later than 11:00 A.M. (Boston, Massachusetts time) on such Business Day, or (ii) the first Business Day next succeeding the date such notice is given.  If and to the extent that any such Revolving Credit Lender shall not have so made such Revolving Credit Lender’s Swing Loan Purchase Price available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand for the account of the Swing Line Lender such amount together with interest thereon, for each day from the date such amount was due under this subsection (iii) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  The obligation of each Revolving Credit Lender to deliver to the Administrative Agent an amount equal to its respective participation pursuant to this section shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or the failure to satisfy any condition set forth in §6 of this Agreement.

§ 3.  THE CANADIAN CREDIT FACILITY.

§ 3.1  Definitions; Schedules.

Schedule 3.1-A and Schedule 3.1-B are incorporated into this § 3 (and, whenever applicable, this Credit Agreement) by reference.  Schedule 3.1-A contains definitions of capitalized terms used in this § 3 and not otherwise defined in this Credit Agreement.  Unless otherwise provided, all Dollar amounts used in this § 3 or in connection with the Canadian Credit Facility (as defined below) are in Canadian Dollars.

§ 3.2  The Canadian Credit Facility.

Subject to the terms and conditions set forth in this § 3 and other applicable provisions of this Credit Agreement the Canadian Lender agrees to provide a revolving credit facility (the “Canadian Credit Facility”) to the Canadian Revolving Borrowers in Dollars or Canadian Dollars up to the amount of the Canadian Revolving Credit Commitment by way of:

(a)           RBP based loans and/or overdrafts (“RBP Loans”);

(b)           RBUSBR based loans and/or overdrafts in Dollars (“RBUSBR Loans”);

(c)           Bankers’ Acceptances (“BAs”);

(d)           LIBOR based loans in Dollars (“Libor Loans”);

(e)           Letters of Credit (“LCs”); and

(f)           Letters of Guarantee (“LGs”).

Each use of the Canadian Credit Facility is a “Borrowing” and all such usages outstanding at any time are “Borrowings”; the total amount of Borrowings outstanding at any time under the Canadian Credit Facility is the total amount of all RBP Loans, RBUSBR Loans and Libor Loans outstanding at that time plus the total face amount of all Bankers’ Acceptances outstanding at that time and the total amount of all LCs and LGs outstanding hereunder at that time. Schedule 3.1-B contains terms and conditions applicable to Borrowings made other than by way of RBP Loans or RBUSBR Loans, which must be complied with.

§ 3.3  [Reserved]

§ 3.4  Availability; Repayment.

(a)           Availability.  The Canadian Revolving Borrowers may borrow, convert, repay and re-borrow up to the amount of the Canadian Revolving Credit Commitment, provided an Event of Default shall not have occurred and be continuing at the time of any Borrowing.  Upon five (5) Business Days’ written notice to the Canadian Lender, the Canadian Revolving Borrowers may cancel any undrawn portion of the Canadian Credit Facility without penalty.  Any such cancellation is irrevocable and any amounts cancelled shall not be reinstated.

(b)           Repayment.  Borrowings under the Canadian Credit Facility shall be repayable on the Maturity Date.

§ 3.5  Interest Rates and Fees.

(a)           Loans under the Canadian Credit Facility shall bear interest at the following rates and BAs, LCs and LGs shall accrue the following fees:

(i)           RBP Loans, at the rate of RBP plus 0% per annum;

(ii)           RBUSBR Loans, at the rate of RBUSBR plus 0% per annum;

(iii)           BAs, at the Discount Rate plus the Acceptance Fee;

(iv)           Libor Loans, at the rate of LIBOR plus the Applicable Margin then in effect per annum;

(v)           LCs, a fee calculated using the Applicable Margin then in effect per annum; and

(vi)           LGs, a fee calculated using the Applicable Margin then in effect per annum.

(b)           Commitment Fee.  The Canadian Revolving Borrowers shall pay to the Canadian Lender a commitment fee quarterly in arrears on the last day of each fiscal quarter and on the Maturity Date at a rate per annum equal to the Applicable Margin then in effect, partial fiscal quarters pro rata.  This fee will be payable in Canadian Dollars and calculated quarterly on the unused and uncancelled portion of the Canadian Credit Facility from and including the date of this Agreement.

(c)           RBP Loans and RBUSBR Loans.  The Canadian Revolving Borrowers shall pay to the Canadian Lender interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the last calendar day of each month.  Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days, any change in the rate of interest applicable to any RBP Loan or RBUSBR Loan shall be effective as of the opening of business on the day such change takes place.  Interest on RBUSBR Loans shall be paid in Dollars and interest on any RBP Loans shall be paid in Canadian Dollars.

(d)           LC Fees.  The Canadian Revolving Borrowers shall pay to the Canadian Lender the LC fee in relation to each LC issued hereunder in the currency in which each such LC is stated on the date of any payment made by the Canadian Lender pursuant to a drawing under any such LC calculated on the amount drawn.  If the total amount available under any such LC has not been drawn prior to the expiry of such LC, the Canadian Revolving Borrowers shall pay the LC fee calculated on the undrawn portion of such LC on the expiry date thereof.

(e)           LG Fees.  The Canadian Revolving Borrowers shall pay to the Canadian Lender the LG fee in the currency (Dollars or Canadian Dollars) in which each such LG is stated (for other currencies, the LG fee will be paid in the currency’s Canadian Dollar equivalent) on the date of issuance of any such LG calculated on the face amount of such LG issued based upon the number of days in the term thereof and a year of 365 days.

(f)           BAs.  The Canadian Revolving Borrowers shall pay to the Canadian Lender the Acceptance Fee in Canadian Dollars in advance on the date of issue of each BA.  Acceptance Fees shall be calculated on the face amount of each BA issued and based upon the number of days in the term thereof and a year of 365 days.  The Canadian Revolving Borrowers authorize and direct the Canadian Lender to deduct from the Discounted Proceeds of BAs purchased by the Canadian Lender for its own account the amount of each such Acceptance Fee upon the issue of each BA.

(g)           Libor Loans.  The Canadian Revolving Borrowers shall pay to the Canadian Lender interest in Dollars on each Libor Loan, on each Libor Interest Date, calculated in arrears.  Such interest will accrue daily on the basis of the actual number of days elapsed and a year of 360 days.

(h)           Limit on Interest.  The Canadian Revolving Borrowers shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by law.

(i)           Overdue Payments.  Any amount that is not paid when due hereunder in respect of the Canadian Credit Facility shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Credit Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 2% in the case of an amount in Canadian Dollars per annum or, in the case of an amount in Dollars, RBUSBR plus 2% per annum.

(j)           Upfront Fee.  The Canadian Revolving Borrowers shall pay to the Canadian Lender in cash on the date hereof an upfront non-refundable fee equal to Canadian $6,250.

(k)           Equivalent Yearly Rates.  The annual rates of interest or fees to which the rates calculated in accordance with this § 3 are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 or, in the case of Libor Loans, divided by 360.

(l)           Time and Place of Payment.  Amounts payable by the Canadian Revolving Borrowers under the Canadian Credit Facility shall be paid in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day.  Interest and fees payable under this § 3 are payable both before and after any or all of default, demand and judgment.  All payments by the Canadian Revolving Borrowers are to be made without set-off, compensation or counterclaim, and (subject to § 5.13) without any deduction or withholding for or on account of any tax.

§ 3.6  Evidence of Indebtedness.

(a)           The Canadian Lender shall maintain accounts and records evidencing the Borrowings made available to each of the Canadian Revolving Borrowers by the Canadian Lender under this § 3. The Canadian Lender shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Canadian Lender under this § 3.

(b)           The Canadian Lender’s accounts and records constitute, in the absence of manifest error, prima facie evidence of the indebtedness of each of the Canadian Revolving Borrowers to the Canadian Lender pursuant to this § 3.

(c)           Each Canadian Revolving Borrower authorizes and directs the Canadian Lender to automatically debit, by mechanical, electronic or manual means, any bank account of the Canadian Revolving Borrowers for all amounts payable under the Canadian Credit Facility, including, but not limited to the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank account(s).

§ 3.7  General Account.

Each of the Canadian Revolving Borrowers shall each establish a current account with the Canadian Lender in Canadian Dollars and, if applicable, in Dollars (each a “General Account”) for the conduct of each of the Canadian Revolving Borrowers’ day-to-day banking business.  If the balance in a General Account:

(a)           is a credit, the Canadian Lender shall apply, at any time in its discretion, the amount of such credit or part thereof, rounded down to the nearest Can. $5,000 in Canadian Dollars or Dollars, as applicable, as a repayment of Borrowings outstanding and due by way of RBP Loans or RBUSBR Loans, as applicable, under the Canadian Credit Facility, or

(b)           is a debit, the Canadian Lender may, subject to availability under this § 3, make available a Borrowing by way of an RBP Loan or RBUSBR Loans, as applicable, under the Canadian Credit Facility in an amount, rounded up to the nearest Can. $5,000  in Canadian Dollars or Dollars, as applicable, as is required to place the General Account at not less than a zero balance.

§ 3.8  Exchange Rate Fluctuations

If, for any reason, the amount of Borrowings outstanding under the Canadian Credit Facility, when converted to the Equivalent Amount in Canadian Dollars, exceeds the amount available under the Canadian Credit Facility, the Canadian Revolving Borrowers shall immediately repay such excess or shall secure such excess to the satisfaction of the Canadian Lender.

§ 3.9  Indemnity

Whether or not a Default or an Event of Default has occurred and without limiting the indemnification provisions elsewhere contained in this Agreement for the benefit of the Lenders, including the Canadian Lender, each of the Canadian Revolving Borrowers covenants and undertakes to indemnify, defend, protect and hold harmless the Canadian Lender and its directors, officers, employees, attorneys, trustees and agents (collectively, the “Indemnitees”) against and from all losses, damages, expenses, liabilities, obligations, penalties, actions, judgments, suits, claims, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) (hereinafter, “Losses”) which any Indemnitee may sustain or incur (including, without limitation, any loss of profit and expenses the Canadian Lender may incur (a) by reason of the liquidation, re-employment or redeployment of deposits or other funds acquired by the Canadian Lender to fund or to maintain the Canadian Revolving Loans, (b) by reason of any interest, charges or other amounts paid or payable by the Canadian Lender to providers of funds borrowed or acquired in order to make, to fund or to maintain the Canadian Revolving Loans or any amount unpaid by the Canadian Revolving Borrowers hereunder or (c) by reason of the termination, or otherwise in connection with, any Letter of Credit as a consequence of or in connection with:

(a)           any failure of the Canadian Revolving Borrowers to borrow in the amount and on the date specified therefor in any notice of Borrowing pursuant to this Agreement in respect of a Libor Loan or a Canadian Bankers’ Acceptance,

(b)           any failure of the Canadian Revolving Borrowers to make a payment, repayment, prepayment or conversion specified in a notice of repayment, prepayment or conversion hereunder, or when otherwise due hereunder, in respect of a Libor Loan or a Canadian Bankers’ Acceptance, and

(c)           the payment by the Canadian Revolving Borrowers of principal amounts in respect of a Libor Loan or a Canadian Bankers' Acceptance on any day other than the last day of the related Libor Interest Period or other than the date of maturity of such Canadian Bankers’ Acceptance, as the case may be,

§ 4.  THE TERM LOAN.

§ 4.1  The Term Loan; Commitment to Lend Term Loan.

Subject to the terms and conditions set forth in this Agreement, each Term Loan Lender agrees to lend to the Term Loan Borrower on the Closing Date the amount of its Applicable Percentage of the principal amount of the Twenty Six Million Canadian Dollars (Can. $26,000,000) (the “Term Loan”).

§ 4.2  The Term Notes.

The Term Loan shall be evidenced by separate promissory notes of the Term Loan Borrower in form and substance satisfactory to the Term Loan Lenders (each, a “Term Note”), dated as of the Closing Date (or such other date on which a Term Loan Lender may become a party hereto in accordance with §14.6 hereof) and completed with appropriate insertions.  The Term Loan Borrower irrevocably authorizes each Term Loan Lender to make or cause to be made, in connection with a change in interest rate with respect to any portion of the Term Loan pursuant to §5.2 or at the time of receipt of any payment of principal on the Term Loan, an appropriate notation on such Lender’s records reflecting the change in interest rate of any portion of the Term Loan or the receipt of such payment (as the case may be). The Outstanding Amount of the Term Loan set forth on each Term Loan Lender’s record shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount shall not limit or otherwise affect the obligations of the Term Loan Borrower hereunder or under the Term Loan to make payments of principal of or interest on the Term Loan when due.

§ 4.3  Maturity of the Term Loan.

The Term Loan shall mature and shall be due and payable on the applicable Maturity Date.  The Term Loan Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the principal amount of the Term Loan outstanding on such date, together with any and all accrued and unpaid interest thereon and any other amounts owing hereunder.

§ 4.4  [Reserved.]

§ 4.5  Interest on Term Loan.

Except as forth in §5.12, the Term Loan shall bear interest during each Interest Period relating to all or a portion (as applicable) of the Term Loan at the following rates:

(a)           To the extent that the Term Loan Borrower has elected all or any portion of the Term Loan to be a Canadian Base Rate Loan, the Term Loan or such portion thereof, shall bear interest during such Interest Period at the Canadian Base Rate.

(b)           To the extent that all or a portion of the Term Loan bears interest during such Interest Period at the CDOR Rate, the Term Loan or such portion thereof shall bear interest during such Interest Period at the rate per annum equal to the CDOR Rate plus the Applicable Margin determined for such Interest Period as in effect from time to time.

(c)           The Term Loan Borrower promises to pay interest on the Term Loan or any portion thereof outstanding during each Interest Period in arrears on each Interest Payment Date applicable to such Interest Period.

§ 4.6  5/25 Savings Clause.

Each of the Term Loan Lenders, the Administrative Agent and the Term Loan Borrower agree that, except upon the occurrence of an Event of Default, notwithstanding any other provision herein contained, in no event shall the aggregate amount of optional or mandatory repayments of principal by the Term Loan Borrower in respect of the Term Loan prior to the Maturity Date exceed twenty-five percent (25%) of the aggregate of the principal amounts of that Loan.

§ 5.  PROVISIONS RELATING TO ALL LOANS.

The following provisions are applicable to all Loans unless the context requires otherwise, provided  that, §§ 5.1 to 5.7 shall not apply to the Canadian Revolving Credit Loans:

§ 5.1  Interest on Loans.

(a)           The outstanding principal amount of the Revolving Credit Loans shall bear interest at (i) the Base Rate (except for Revolving Credit Loans in Alternative Currencies), or (ii) the Adjusted Eurodollar Rate plus the Applicable Margin for each Interest Period, in accordance with the applicable Borrowers’ election under §5.2.  The outstanding principal amount of the Swing Line Advances will bear interest at the applicable Base Rate.

(b)           The outstanding principal amount of the Term Loan shall bear interest at the rate provided for in §4.5.

(c)           Interest shall be payable in arrears (x) based on a 360-day year on the Interest Payment Date for Eurodollar Rate Loans, (y) based on a 365/366-day year on the Interest Payment Date for CDOR Rate Loans, and (z) on the applicable Maturity Date with respect to each of the Loans.

§ 5.2  Election of Interest Rate; Notice of Election; Interest Periods; Minimum Amounts.

(a)           At the applicable Borrowers’ option, so long as no Event of  Default has occurred and is then continuing:

(b)           with respect to Revolving Credit Loans, the U.S. Borrowers may (1) elect at any time to convert any Base Rate Loan or a portion thereof to a Eurodollar Rate Loan, or (2) upon expiration of the applicable Interest Period, elect to maintain an existing Eurodollar Rate Loan as such, or convert such Eurodollar Rate Loan to a Base Rate Loan, provided that the U.S. Borrowers give notice to the Administrative Agent pursuant to §5.2(d) hereof; and provided, further, that Loans in Alternative Currencies may not be converted to Base Rate Loans; and

(c)           with respect to the Term Loan, the Term Loan Borrower may, (1) elect at any time to convert any Canadian Base Rate Loan or a portion thereof to a CDOR Rate Loan, or (2) upon expiration of the applicable Interest Period, elect to maintain an existing CDOR Rate Loan as such, or convert such CDOR Rate Loan to a Canadian Base Rate Loan, provided that the Term Loan Borrower give notice to the Administrative Agent pursuant to §5.2(d) hereof

(d)           Each Loan shall initially be the type of Loan specified prior to the making thereof and shall bear interest at the applicable rate, determined as provided herein, until (i) in the case of a Eurodollar Rate Loan or CDOR Rate Loan, the end of the initial Interest Period applicable thereto; or (ii) in the case of a Base Rate Loan or Canadian Base Rate Loan, the date on which such Loan is repaid in full or the type of interest rate applicable thereto is changed pursuant to §5.2(c).

(e)           Each Borrower may from time to time elect to change the type of interest rate borne by any Loan or, in the case of a Eurodollar Rate Loan or CDOR Rate Loan, continue the type of interest rate borne by such, as applicable, Eurodollar Rate Loan or CDOR Rate Loan for an additional Interest Period (subject, in each case, to the following):

(i)           with respect to Base Rate Loans or Canadian Base Rate Loans, the election shall be effective on any Business Day; and

(ii)           with respect to Eurodollar Rate Loans or CDOR Rate Loans, the election shall be effective on the day following the last day of the applicable Interest Period

(f)           Three (3) Business Days prior to the conversion of any Base Rate Loan to a Eurodollar Rate Loan or Canadian Base Rate Loan to a CDOR Rate Loan, or in the case of an outstanding Eurodollar Rate Loan or CDOR Rate Loan, the expiration date of the applicable Interest Period, the applicable Borrower shall give written, telex or telecopy notice received by the Administrative Agent not later than 10:00 a.m. (Boston time) of its election pursuant to §5.2(a).  Each such notice delivered to the Administrative Agent shall, specify the aggregate principal amount of the Loan to be maintained as or converted to, as applicable, a Eurodollar Rate Loan or CDOR Rate Loan, and the requested duration of the Interest Period that will be applicable to such Eurodollar Rate Loan or CDOR Rate Loan, and shall be irrevocable and binding upon such Borrower.  If the applicable Borrower shall fail to give the Administrative Agent notice hereunder together with all of the other information required by this §5.2(d) with respect to any Loan, whether at the end of an Interest Period or otherwise, such Loan shall be deemed to be (1) for Revolving Credit Loans or any portion thereof, a LIBOR Rate Loan with an Interest Period of one month and (2) for the Term Loan, the Canadian Revolving Credit Loan, or any portion thereof, a CDOR Rate Loan with an Interest Period of one month.

(g)           All Eurodollar Rate Loans shall be in a minimum amount of the Dollar Equivalent of $500,000.

(h)           All CDOR Rate Loans shall be in a minimum amount of Can. $1,000,000 and in multiples of Can. $100,000.

§ 5.3  Optional Prepayments or Repayments of the Loans.

Subject to §4.6 in respect of the Term Loan, the Borrowers shall have the right, at their election, to repay or prepay the Outstanding Amount of the Loans, as a whole or in part, at any time without penalty or premium.  The Borrowers shall give the Administrative Agent, (a) no later than 10:00 a.m. (Boston time) on the Business Day of such proposed prepayment or repayment of any Base Rate Loan or Canadian Base Rate Loan and (b) no later than 1:00 p.m. (Boston time) three (3) Business Days prior to any proposed prepayment or repayment of any Eurodollar Rate Loan or CDOR Rate Loan written notice (or telephonic notice confirmed in writing) of any proposed prepayment or repayment pursuant to this §5.3, specifying the proposed date of prepayment or repayment of the Loans and the principal amount to be paid (in integral multiples of $500,000); provided, that any applicable Borrowers may not make any prepayment of any Loan on a date other than the Interest Payment Date unless, in connection with any such prepayment, such Borrowers reimburse the Administrative Agent for the benefit of the Lenders pursuant to §5.9.  Amounts prepaid or repaid with respect to the Term Loan may not be reborrowed.

§ 5.4  Fees.

(a)           The applicable Borrowers agree to pay to the Administrative Agent in cash on the Closing Date, for the ratable account of each Lender, an upfront fee equal to 0.125% of the sum of (i) Revolving Credit Commitment plus (ii) the principal amount of the Term Loan, each as of the Closing Date.

(b)           The applicable Borrowers agree to pay to the Administrative Agent for the ratable account of each Lender making Revolving Credit Loans, a commitment fee (the “Commitment Fee”), which shall accrue at the rate per annum which is equal to the applicable percentages set forth under the heading “Commitment Fee” in the table contained in the definition of Applicable Margin on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Credit Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such Commitment Fee shall continue to accrue on the amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Commitment Fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of calculating the Commitment Fee for any period during which Loans in Dollars and Alternative Currencies were outstanding, the Administrative Agent shall use the Dollar Equivalent of such Alternative Currencies, calculated on the basis of the Spot Rate for such Alternative Currencies, on or as of the most recent Revaluation Date provided for in § 1.3(a).

§ 5.5  Payments.

(a)           All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent at the Administrative Agent’s Office for the respective accounts of the Lenders and the Administrative Agent, in immediately available funds, as follows: (i) in respect of Loans made in Dollars, in Dollars, and (ii) in respect of Loans made in an Alternate Currency, in the Alternate Currency in which such Loan was made.  Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

(b)           All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and free and clear of and without deduction or withholding for any taxes, levies, imposts, assessments, duties, charges, deductions, withholdings (including to the extent provided in Section 5.13, any withholding taxes or other charges imposed as a direct result of any of the Lenders’ non-resident status), compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction, authority, agency or any political subdivision thereof or taxing or other authority therein unless the applicable Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon any Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, such Borrower will pay to the Administrative Agent, for the account of the Lenders and the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received on such due date had no such obligation been imposed upon such Borrower.  Each Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

§ 5.6  Computations.

(a)           All computations of interest on Base Rate Loans and of any fees shall, unless otherwise expressly provided herein, be based on a 360-day year, and shall be paid for the actual number of days elapsed.  All computations of interest on Eurodollar Rate Loans, CDOR Rate Loans, the Commitment Fee and other fee calculations shall be based on a 360-day year and paid for the actual number of days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, bear interest for one day.

(b)           For the purposes of the Interest Act (Canada), any amount of interest or fees calculated herein using 360, 365 or 366 days per year and expressed as an annual rate is equal to the said rate of interest or fees multiplied by the actual number of days comprised within the calendar year, divided by 360, 365 or 366, as the case may be.  The parties agree that all interest accruing with respect to the Term Loan will be calculated using the nominal rate method and not the effective rate method, and that the deemed re-investment principle shall not apply to such calculations.  In addition, the parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates.

§ 5.7  Interest on Overdue Amounts; Default Rate.

Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to the applicable rate for such Loan plus two percentage points (2.0%) until such amount shall be paid in full (after as well as before judgment).  During the continuance of an Event of Default hereunder, the Loans shall bear interest at the rate per annum equal to the applicable rate for such Loan plus two percentage points (2.0%) (the “Default Rate”).

§ 5.8  Interest Limitation.

Notwithstanding any other term of this Agreement or the Notes or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under the Notes by the Lenders shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of the Criminal Code of Canada and Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, any Note or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

§ 5.9  Funding Losses.

(a)           Upon demand of any Lender from time to time, the Borrowers shall promptly compensate each such Lender for and hold each such Lender harmless from any loss, and pay to such Lender an amount (the “Eurodollar Breakage Fee”), as calculated by each such Lender, equal to the amount of any losses, costs, expense and/or liabilities incurred by it as a result of:

(i)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii)           any failure by the applicable Borrowers (for a reason other than the failure of the applicable Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the applicable Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by the Lender and the Administrative Agent in connection with the foregoing.

(b)           For purposes of calculating the Eurodollar Breakage Fee payable by the Borrowers to a Lender under this §5.9, the applicable Lender shall be deemed to have funded (i) each Eurodollar Rate Loan at the Eurodollar Rate, whether or not such Eurodollar Rate Loan was in fact so funded, and (ii) each CDOR Rate Loan at the CDOR Rate, whether or not such CDOR Rate Loan was in fact so funded.

(c)           Each of the Borrowers understands, agrees and acknowledges that: (i) none of the Lenders have any obligation to purchase, sell and/or match funds in connection with the use of the Eurodollar Rate as a basis for calculating the rate of interest on a Eurodollar Rate Loan, (ii) the Eurodollar Rate may be used merely as a reference in determining such rate, and (iii) each of the Borrowers has accepted the Eurodollar Rate as a reasonable and fair basis for calculating the Eurodollar Breakage Fee and other funding losses incurred by the Lenders.  Each of the Borrowers further agrees to pay the Eurodollar Breakage Fee and other funding losses, if any, whether or not the applicable Lenders elect to purchase, sell and/or match funds.

§ 5.10  Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans or CDOR Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate or CDOR Rate, then, on notice thereof by such Lender to the applicable Borrower, any obligation of such Lender to make or continue Eurodollar Rate Loans or CDOR Rate Loans or to convert, as the case may be Base Rate Loans to Eurodollar Rate Loans or Canadian Base Rate Loans to CDOR Rate Loan shall be suspended with respect to such Borrower until the Lender notifies the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender, prepay or convert all Eurodollar Rate Loans to Base Rate Loans in Dollars or CDOR Rate Loans to Canadian Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or CDOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans or CDOR Rate Loans.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.  The applicable Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

§ 5.11  Inability to Determine Eurodollar Rate or CDOR Rate.

  If the Administrative Agent or any Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or CDOR Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or CDOR Rate Loan, that the Eurodollar Rate or CDOR Rate for any requested Interest Period with respect to, as applicable, a proposed Eurodollar Rate Loan or CDOR Rate Loan does not adequately and fairly reflect the cost to such Lender or the Administrative Agent of funding such Loan, then such Lender or the Administrative Agent will promptly so notify the Borrowers.  Upon such notification by such Lender or the Administrative Agent, the obligation of such Lender or the Administrative Agent to make or maintain Eurodollar Rate Loans or CDOR Rate Loans shall be suspended until such Lender or the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of a Eurodollar Rate Loan Rate Loan or CDOR Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of, as applicable, a Base Rate Loan in Dollars or Canadian Base Rate Loan in Canadian Dollars in the Dollar Equivalent of the amount specified therein.  The agreements in this §5.11 shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

§ 5.12  Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii)           subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit (including for greater certainty under the Canadian Credit Facility), any participation in a Letter of Credit or any Eurodollar Rate Loan, Libor Loan, BA or CDOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by § 5.13 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans, Libor Loans, BAs or CDOR Rate Loans made by such Lender or any Letter of Credit (including for greater certainty under the Canadian Credit Facility) or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan, Libor Loan, BA or CDOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including for greater certainty under the Canadian Credit Facility) (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the applicable Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit (including for greater certainty under the Canadian Credit Facility) held by, such Lender, or the Letters of Credit issued by the Issuing Bank or the Canadian Lender under the Canadian Credit Facility, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Survival.  The agreements in this §5.12 shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

§ 5.13  Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any of the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  Each of the Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrowers to a Governmental Authority, such Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by such Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)           Without limiting the generality of the foregoing, in the event that any of the Borrowers is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to such Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)           Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any of the Borrowers or with respect to which any such Borrower has paid additional amounts pursuant to this Section, it shall pay to any such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that any such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)           Survival.  The agreements in this §5.13 shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

§ 5.14  Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under § 5.12, or requires any of the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to § 5.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §§ 5.12 or 5.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under § 5.12, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to § 5.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, § 14.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)           the Borrowers shall have paid to the Administrative Agent the fee specified in § 14.6(b)(iv);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, Swing Line Advances and participations in LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under § 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under § 5.12 or payments required to be made pursuant to § 5.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

§ 6.  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan or Canadian Base Rate Loan, as applicable) or of the Issuing Bank to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

§ 6.1  Conditions to All Credit Extensions.

(a)           each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b)           no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension;

(c)           in the case of a Borrowing, the Administrative Agent or the Canadian Lender, as applicable, shall have received the notice required by § 2.1.4 or § 2.2.4 hereof, as applicable, in the case of the issuance of any Letter of Credit the Issuing Bank shall have received a duly completed Letter of Credit Application for such Letter of Credit together with any fees called for by § 2.2.8 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the Issuing Bank together with fees called for by § 2.2.8 hereof; and

(d)           such Credit Extension shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the Issuing Bank, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Credit Extension shall be deemed to be a representation and warranty by the relevant Borrower on the date on such Credit Extension as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

§ 6.2  Conditions to Initial Credit Extension.

Before or concurrently with the initial Credit Extension:

(a)           the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrowers, any applicable Loan Party and the Lenders;

(b)           the Administrative Agent shall have received for each Lender such Lender’s duly executed Revolving Notes of the U.S. Borrowers and Foreign Borrowers, and the duly executed Term Notes by the Term Loan Borrower and otherwise in compliance with the provisions of, as applicable, Sections 2.1.3, 2.2.3 and 4.2 hereof;

(c)           the Administrative Agent shall have received for each Lender certified copies of the charter, articles of incorporation and bylaws (or comparable organizational documents for the applicable jurisdiction) of the Loan Parties and any amendments thereto, certified in each instance by its Secretary, Assistant Secretary or other duly authorized officer of such Loan Party;

(d)           the Administrative Agent shall have received for each Lender copies of resolutions of the Board of Directors of the Loan Parties (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on its behalf, all certified in each instance by its Secretary, Assistant Secretary or other duly authorized officer of such Loan Party;

(e)           the Administrative Agent shall have received for each Lender copies of the certificates of good standing for each of the Loan Parties (or the substantive equivalent certificates for Loan Parties outside of the United States) from the office of the secretary of the state of its incorporation or organization and of each state or jurisdiction in which it is qualified to do business as a foreign corporation or organization;

(f)           (i) the Administrative Agent shall have received upfront fee set forth in § 5.4(a) and the reasonable fees and expenses of the Administrative Agent’s counsel, and (ii) the Canadian Lender shall have received the upfront fee set forth  in § 3.5(j);

(g)           the Administrative Agent shall have received for the benefit of each Lender the favorable written opinion of counsel to each Borrower, in form and substance satisfactory to the Administrative Agent;

(h)           the Administrative Agent shall have received financing statement and tax lien search results against the Property of the U.S. Borrowers, and PPSA searches for the Canadian Borrowers evidencing the absence of Liens on such Property except as permitted by Section 9.2 hereof;

(i)           the Administrative Agent shall have received satisfactory evidence of payoff of the Existing Credit Facilities and release of any Borrowers’ obligations of any kind thereunder;

(j)           the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

§ 7.  REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders as follows:

§ 7.1  Organization and Qualification.

(a)           Each of the U.S. Borrowers and each of the U.S. Guarantors is duly organized, validly existing, and in good standing under the laws of the United States jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

(b)           Each of the Canadian Borrowers and each of the Canadian Guarantors is duly organized, validly existing, and in good standing as a corporation under the laws of Canada, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

(c)           Each Foreign Borrower is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

§ 7.2  Subsidiaries.

Schedule 7.2 hereto (as the same may be deemed amended from time to time pursuant to § 8.9 hereof) identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by LoJack and the other Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 7.2 (as so amended) as owned by LoJack or another Subsidiary are owned, beneficially and of record, by LoJack or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

§ 7.3  Authority and Validity of Obligations.

Each of the Borrowers and each of the Guarantors has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its applicable Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  The Loan Documents delivered by the Borrowers and the Guarantors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of each of the Borrowers and each of the Guarantors, enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any of the Borrowers or any of the Guarantors of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any of the Borrowers or any of the Guarantors or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Borrower or Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Borrower or Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Borrower or Guarantor.

§ 7.4  Use of Proceeds; Margin Stock.

The proceeds of (a) the Revolving Credit Loans and Canadian Revolving Credit Loans shall be used for working capital purposes, general corporate purposes, the repurchase of LoJack common stock, Permitted Acquisitions and Permitted Investments and (b) the proceeds of the Term Loan shall be used to refinance the outstanding obligations under the Existing Credit Facilities.  None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrowers which are subject to any limitation on sale, pledge or other restriction hereunder.

§ 7.5  Financial Reports.

(a)           The consolidated balance sheet of LoJack and its Subsidiaries as at December 31, 2006, and the related consolidated statements of income, retained earnings and cash flows of LoJack and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, and the unaudited interim consolidated balance sheet of LoJack and its Subsidiaries as at March 31, 2007, and the related consolidated statements of income, retained earnings and cash flows of LoJack and its Subsidiaries for the 3 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present (subject, in the case of the March 31, 2007 financial statements, to year-end audit adjustments) the consolidated financial condition of the Borrowers and their Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.

(b)           Neither LoJack nor any of its Subsidiaries has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to §  8.5 hereof or as otherwise disclosed in writing by LoJack to the Administrative Agent and the Lenders.

§ 7.6  No Material Adverse Change.

Since the date of the last audited financial statements on December 31, 2006, there has been no change in the condition (financial or otherwise) or business prospects of LoJack and its Subsidiaries, taken as a whole, that has or could reasonably be expected to have a Materially Adverse Effect.

§ 7.7  Full Disclosure.

The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby, taken as a whole, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, LoJack only represents that the same were prepared on the basis of information and estimates LoJack believed to be reasonable on the date hereof.

§ 7.8  Trademarks, Franchises, and Licenses.

Each of LoJack and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person that could reasonably be expected to have a Material Adverse Effect.

§ 7.9  Governmental Authority and Licensing.

LoJack and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, provincial, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of LoJack, threatened.

§ 7.10  Good Title.

LoJack and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of LoJack and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business and as otherwise permitted under Section 8.10 hereof), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

§ 7.11  Litigation and Other Controversies.

Except as disclosed in LoJack’s letter to the Administrative Agent and the Lenders dated as of the date hereof, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of LoJack threatened, against LoJack or any of its Subsidiaries or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

§ 7.12  Taxes.

All material tax returns required to be filed by LoJack and its Subsidiaries in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon such Persons or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  Neither LoJack nor any of its Subsidiaries knows of any proposed additional tax assessment that is material against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of LoJack and its Subsidiaries have been made for all open years, and for its current fiscal period.

§ 7.13  Approvals.

No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any of the Borrowers or any of the Guarantors of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

§ 7.14  Affiliate Transactions.

Neither LoJack nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are materially less favorable to such Person than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

§ 7.15  Investment Company; Public Utility Holding Company.

Neither LoJack nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

§ 7.16  ERISA.

LoJack and each member of the controlled group of corporations and all trades or businesses (whether incorporated or not) under common control which, together with LoJack, are treated as a single employer under Section 414 of the Internal Revenue Code of 1986 (as amended), and any successor statute thereto (the “Controlled Group”) has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  None of the Borrowers or the Guarantors has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

§ 7.17  Compliance with Laws.

Each of LoJack and its Subsidiaries are in compliance with the requirements of all federal, state, provincial, and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither LoJack nor any of its Subsidiaries has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state, provincial, or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

§ 7.18  Other Agreements.

Neither LoJack nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

§ 7.19  No Default.

No Default or Event of Default has occurred and is continuing.

§ 8.  AFFIRMATIVE COVENANTS.

Each of the Borrowers agrees that, so long as any credit is available to or in use by any of the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 14.11 hereof:

§ 8.1  Maintenance of Business.

Each of the Borrowers shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 9.4 hereof. Each of the Borrowers shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

§ 8.2  Maintenance of Properties.

Each of the Borrowers shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

§ 8.3  Taxes and Assessments.

Each of the Borrowers shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

§ 8.4  Insurance.

Each of the Borrowers shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each of the Borrowers shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each of the Borrowers shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

§ 8.5  Financial Reports.

Each of the Borrowers shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of each of the Borrowers and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a)           as soon as available, and in any event within 45 days after the last day of each of the first three fiscal quarters of each fiscal year of LoJack, a copy of the consolidated balance sheet of the LoJack and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the LoJack and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by LoJack in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of LoJack acceptable to the Administrative Agent;

(b)           as soon as available, and in any event within 90 days after the last day of each fiscal year of LoJack, a copy of the consolidated balance sheet of LoJack and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of LoJack and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Deloitte & Touche LLP or another firm of independent public accountants of recognized national standing, selected by LoJack (and reasonably satisfactory to the Administrative Agent and the Required Lenders acting in good faith and in a commercially reasonable manner), to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of LoJack and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)           notice of any Change of Control;

(d)           promptly after knowledge thereof shall have come to the attention of any responsible officer of LoJack, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any of the Borrowers or any of their Property which could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder;

(e)           with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E (a “Compliance Certificate”) signed by the chief financial officer of LoJack or another officer of LoJack acceptable to the Administrative Agent to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Event of Default has occurred during such period, setting forth a description of such Event of Default and specifying the action, if any, taken by LoJack or any Subsidiary to remedy the same; and

(f)           with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, copies of internally-prepared unconsolidated financial statements for LoJack and its Subsidiaries (in substantially the form furnished to the Lenders prior to the date hereof).

§ 8.6  Inspection.

Each of the Borrowers shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision each of the Borrowers hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of each of the Borrowers and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and with reasonable prior notice to LoJack.

§ 8.7  ERISA.

Each of the Borrowers shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each of the Borrowers shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by LoJack or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of LoJack or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

§ 8.8  Compliance with Laws.

Each of the Borrowers shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, provincial, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

§ 8.9  Formation of Subsidiaries.

(a)           Promptly upon the formation or acquisition of any Subsidiary, LoJack shall provide the Administrative Agent and the Lenders notice thereof (at which time, Schedule 1 and Schedule 7.2 shall be deemed amended to include reference to such Subsidiary) and timely comply with the requirements of § 11 hereof to the extent applicable.

(b)           Any new U.S. Subsidiary or Canadian Subsidiary created or acquired by a Borrower as permitted under §9.4 shall become a U.S. Guarantor or Canadian Guarantor hereunder on or before the fifth (5th) Business Day after creation or acquisition of such Subsidiary by (i) signing a joinder agreement in substantially the form attached hereto as Exhibit G or entering into an amendment to this Credit Agreement and any other applicable Loan Documents, as applicable, with the other parties hereto and thereto, in form and substance satisfactory to the Administrative Agent, providing that such Subsidiary shall become a U.S. Guarantor or Canadian Guarantor hereunder, as the case may be, pursuant to § 11.1, and (ii) providing such other documentation as the Administrative Agent may reasonably request, including, without limitation, documentation with respect to the conditions specified in §6 hereof; provided, however, that upon LoJack’s written request and subject to, as applicable, the Lenders’ or the Canadian Lender’s consent and compliance with the other requirements in this § 8.9(b), any such new U.S. Subsidiary or Canadian Subsidiary may become, as the case may be, a U.S. Borrower or Canadian Revolving Borrower hereunder.

§ 8.10  Use of Proceeds.

The Borrowers shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 7.4 hereof.

§ 8.11  Insolvency Applications.

The Canadian Borrowers, for themselves and each of its Subsidiaries (if any), acknowledge that their business and financial relationships with the Lenders are unique, and that the Lenders do not have a common interest with any other of their creditors. The Canadian Borrowers, for themselves and each of its Subsidiaries (if any), agrees that if any of them files any plan of arrangement under the Companies' Creditors Arrangement Act or makes any proposal under the Bankruptcy and Insolvency Act, the Lenders will be placed in their own class for voting and distribution purposes, and that none of them will permit, directly or indirectly, the Lenders to be classified with any other creditor for any purpose of such plan or proposal or otherwise.

§ 9.  NEGATIVE COVENANTS.

Each of the Borrowers agrees that, so long as the Commitments shall be in effect, or any Loan or Letter of Credit or other Obligation is outstanding:

§ 9.1  Borrowings and Guaranties.

None of the Borrowers shall, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)           the Obligations;

(b)           purchase money indebtedness and Capitalized Lease Obligations of LoJack and its Subsidiaries in an amount not to exceed the Dollar Equivalent of $10,000,000 in the aggregate at any one time outstanding;

(c)           obligations arising out of non-speculative interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in the ordinary course of business;

(d)           endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e)           intercompany advances from time to time owing by any Guarantor to LoJack or another Guarantor or Borrower, or owing by LoJack or any Guarantor to any Borrower;

(f)           intercompany advances from time to time owing by any Subsidiary (other than a Borrower or Guarantor) to LoJack or any Guarantor, to the extent permitted under Section 9.3;

(g)           indebtedness under unsecured lines of credit by commercial banks or other financing institutions in favor of any Foreign Subsidiary (which may be guaranteed by LoJack) provided that the aggregate Dollar Equivalent of the aggregate unpaid principal amount of all such Indebtedness may not exceed the Dollar Equivalent of $3,500,000 in the aggregate at any time;

(h)           indebtedness of LoJack and its Subsidiaries disclosed on Schedule 9.1 hereof; and

(i)           subject to §§ 9.6 and 9.9, Seller Subordinated Debt.

§ 9.2  Liens.

None of the Borrowers shall, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)           Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which LoJack or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor or which do not exceed the Dollar Equivalent of $3,000,000 in the aggregate at any time outstanding;

(b)           mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest or which do not exceed the Dollar Equivalent of $3,000,000 in the aggregate at any time outstanding;

(c)           judgment liens and judicial attachment liens not constituting an Event of Default under Section 12.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of LoJack and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of the Dollar Equivalent of $3,000,000 at any one time outstanding;

(d)           Liens on equipment of LoJack or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 9.1(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of LoJack or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e)           any interest or title of a lessor under any operating lease;

(f)           Liens, if any, described on Schedule 9.2 hereof; and

(g)           easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of LoJack or any Subsidiary.

§ 9.3  Investments.

None of the Borrowers shall, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)           investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within 18-months of the date of acquisition thereof;

(b)           investments in commercial paper rated at least P-1 by Moody's and at least A-1 by S&P maturing within 18-months of the date of acquisition thereof;

(c)           investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus reasonably acceptable to the Administrative Agent;

(d)           investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)           investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)           investments existing on the date of this Agreement;

(g)           investments from time to time in Guarantors hereunder;

(h)           intercompany advances made from time to time by LoJack, a Borrower or a Guarantor to LoJack, another Borrower or a Guarantor or by any direct or indirect wholly-owned (except for directors qualifying shares) Subsidiary to LoJack or any Guarantor;

(i)           investments in, and loans or advances to, any Subsidiary that is not a Borrower or Guarantor made after the date hereof in an aggregate amount not to exceed the Dollar Equivalent of $25,000,000 at any one time outstanding;

(j)           other investments, loans, and advances in addition to those otherwise permitted by this Section made after the date hereof in an aggregate amount not to exceed the Dollar Equivalent of $10,000,000 at any one time outstanding; and

(k)           any Permitted Acquisition.

In determining the amount of investments, acquisitions, loans, and advances permitted under this §9.3, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), less any cash return in respect of any investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

§ 9.4  Mergers, Consolidations and Sales and Acquisitions.

None of the Borrowers shall, nor shall it permit any Subsidiary to, be a party to any amalgamation, merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a)           the sale or lease of inventory in the ordinary course of business;

(b)           the sale, transfer, lease or other disposition of Property of (i) LoJack and the Guarantors to one another and (ii) any Foreign Subsidiary to another Foreign Subsidiary;

(c)           the merger or amalgamation of any Subsidiary with and into LoJack or any other Subsidiary, provided that, (i) in the case of any merger or amalgamation involving a Borrower, the Borrower is the surviving corporation, (ii) in the case of any merger or amalgamation involving a Guarantor, the Guarantor is the surviving corporation and (iii) in the case of any merger or amalgamation involving LoJack, LoJack is the surviving corporation;

(d)           the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e)           the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of LoJack or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f)           the license of any intellectual property assets in the ordinary course of business, and the license or transfer of any rights to use intellectual property outside of the United States to any Borrower or any Subsidiary;

(g)           any Permitted Acquisition, and any investment permitted under Section 9.3;

(h)           the sale, transfer, lease or other disposition of Property of LoJack or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for LoJack and its Subsidiaries not more than the Dollar Equivalent of $2,500,000 during any fiscal year of LoJack;

(i)           contracts, agreements or business arrangements among any of the Borrowers.

§ 9.5  [Reserved].

§ 9.6  Burdensome Contracts With Affiliates.

Except for any transactions permitted under § 9.4, none of the Borrowers shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are materially less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

§ 9.7  No Changes in Fiscal Year.

The fiscal year of LoJack ends on December 31st of each year; and LoJack shall not change its fiscal year from its present basis without the prior written consent of the Required Lenders.

§ 9.8  Change in the Nature of Business.

None of the Borrowers shall, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of LoJack and its Subsidiaries, taken as a whole, would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

§ 9.9  No Restrictions.

Except as provided herein or in any agreements documenting purchase money indebtedness or Capitalized Lease Obligations permitted under Section 9.1(b) or a line of credit permitted under Section 9.1(g), none of the Borrowers shall, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by any Borrower or any other Subsidiary, (b) pay any indebtedness owed to any Borrower or any other Subsidiary, (c) make loans or advances to any Borrower or any other Subsidiary, (d) transfer any of its Property to any Borrower or any other Subsidiary, (e) guarantee the Obligations as required by the Loan Documents, or (f) create, incur or permit to exist any Lien upon any of its property or assets.

§ 9.10  No Stock Repurchase.

The Borrowers shall not, and shall not permit any other Loan Party to, unless otherwise consented to in writing by the Administrative Agent, redeem, convert, retire or otherwise acquire shares of any class of Capital Stock of the Borrowers; provided, that, so long as no Default or Event of Default exists or would otherwise be created by the consummation of such a repurchase transaction, any Loan Party may (i) repurchase Capital Stock of the Borrowers if the Funded Debt to EBITDA Ratio is less than or equal to 2.5 to 1 (both before and after giving effect to such repurchase); or (ii) if Funded Debt to EBITDA Ratio is greater than 2.5 to 1 (both before and after giving effect to such repurchase) repurchase Capital Stock of the Borrowers for a consideration (excluding consideration consisting of common shares of LoJack) of not exceeding $10,000,000 in the aggregate for the twelve-month period preceding such repurchase.

§ 10.  FINANCIAL COVENANTS.

Each of the Borrowers covenants and agrees that, so long as the Commitments shall be in effect, or any Loan, Letter of Credit or other Obligation hereunder shall remain outstanding:

§ 10.1  Fixed Charge Coverage Ratio.

As at the end of any quarter commencing with the quarter ending June 30, 2007, the ratio of Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on that date to Consolidated Fixed Charges for such period (the “Fixed Charge Coverage Ratio”) shall not at any time be less than 1.25:1.00.

§ 10.2  Funded Debt to EBITDA Ratio.

As at the end of any quarter commencing with the quarter ending June 30, 2007, the ratio of Consolidated Funded Debt to Consolidated EBITDA for the four (4) consecutive fiscal quarters of the

Borrowers ending on such date (the “Funded Debt to EBITDA Ratio”) shall not at any time exceed 3:1.00.

§ 10.3  Capital Expenditures.

The Borrowers shall not suffer or permit their Consolidated Capital Expenditures in any fiscal year to exceed $15,000,000 in the aggregate.

§ 11.  GUARANTIES; PLEDGE OF CERTAIN STOCK.

§ 11.1  Guaranties.

(a)           In order to induce the Lenders to extend credit to the other Borrowers hereunder:

(i)           each of the U.S. Borrowers and each of the U.S. Guarantors hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of, in the case of a U.S. Borrower, such other Borrowers, and, in the case of the U.S. Guarantors, the Borrowers, and agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation; and

(ii)           each of the Canadian Borrowers and any Canadian Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Canadian Obligations of, in the case of a Canadian Borrower, such other Canadian Borrowers and, in the case of any Canadian Guarantor, the Canadian Borrowers, and agrees that the due and punctual payment of such Canadian Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Canadian Obligations.

(b)           Each of the U.S. Borrowers and the Canadian Borrowers, and each U.S. Guarantor and Canadian Guarantor waives presentment to, demand of payment from and protest to any other Loan Party of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Guarantors hereunder shall not be affected by (i) the failure of either Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (v) the failure of either Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (vi) any change in the corporate, partnership or other existence, structure or ownership of any Loan Party or any other guarantor of any of the Obligations; (vii) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Loan Party or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Contract, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (viii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Loan Party to subrogation.

(c)           Each of the Loan Parties further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by either Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of either Administrative Agent, the Issuing Bank or any Lender in favor of any Loan Party or any other Person.

(d)           The obligations of the Loan Parties hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise, except for the prior indefeasible payment in full in cash of all the Obligations.

(e)           Each of the Loan Parties further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by either Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Loan Party or otherwise.

(f)           Upon payment by any of the Loan Parties of any sums as provided above, all rights of the Loan Parties, as the case may be, against any other Loan Party arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Loan Party to the Administrative Agent, the Issuing Bank and the Lenders.

(g)           Nothing herein shall discharge or satisfy the liability of the Loan Parties hereunder except the full performance and payment in cash of the Obligations.

§ 11.2  Pledge of Stock ofLoJack Equipment Ireland Limited

(a)            Concurrently herewith, LoJack shall execute a pledge agreement (the “Pledge Agreement”) in favor of and in form and substance reasonably satisfactory to the Administrative Agent for the benefit of the Lenders with respect to the 65% of all of the outstanding Capital Stock (the “Pledged Equity”) of LoJack Equipment Ireland Limited, an Irish company (“LoJack Ireland”).  LoJack further agrees to deliver to the Administrative Agent all such documentation (including customary legal opinions of its U.S. counsel, the stock certificates representing the Pledged Equity subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Pledged Equity related thereto.

(b)           If, on the last day of any fiscal year, that portion of Consolidated EBITDA contributed by all Loan Parties, LoJack Ireland and any existing Additional Pledged Foreign Subsidiary in the aggregate during such fiscal year represents less than 75% of Consolidated EBITDA for such fiscal year, then, within 120 days after the date a Compliance Certificate is required to be delivered under §8.5(d) hereof for such fiscal year, LoJack shall execute a pledge agreement (an “Additional Pledge Agreement”) in favor of and in form and substance reasonably satisfactory to the Administrative Agent for the benefit of the Lenders with respect to 65% of all of the outstanding Capital Stock (the “Additional Pledged Equity”)

of one or more of its Foreign Subsidiaries (each an “Additional Pledged Foreign Subsidiary”) such that the portion of Consolidated EBITDA contributed by all Loan Parties, LoJack Ireland, any existing Additional Pledged Foreign Subsidiary and any such new Additional Pledged Foreign Subsidiary in the aggregate during such fiscal year represents at least 85% of Consolidated EBITDA for such fiscal year.  LoJack further agrees to deliver to the Administrative Agent all such documentation (including customary legal opinions of its U.S. counsel, the stock certificates representing the Additional Pledged Equity subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Additional Pledged Equity related thereto.

§ 11.3  Further Assurances

In the event any Borrower forms or acquires any U.S. Subsidiary after the date hereof, such newly formed or acquired U.S. Subsidiary shall join this Agreement as a Borrower and as a guarantor under § 11.1 in accordance with the provisions of § 8.9(b).

§ 12.  EVENTS OF DEFAULT; ACCELERATION.

§ 12.1  Events of Default and Acceleration.

Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)           default in the payment when due of all or any part of the principal of or interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation or default for a period of 5 Business Days in the payment when due of any interest, fee, or other Obligation payable hereunder or under any other Loan Document;

(b)           default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 9 or 10 hereof;

(c)           default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of LoJack or (ii) written notice thereof is given to LoJack by the Administrative Agent;

(d)           any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)           any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrowers or any of their Subsidiaries takes any action for the purpose of repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)           default shall occur under any Indebtedness issued, assumed or guaranteed by any of the Borrowers or any of their Subsidiaries (other than an Immaterial Foreign Subsidiary) aggregating in excess of the Dollar Equivalent of $3,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise), subject to the passage of any applicable grace or notice period;

(g)           any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Borrower, or any of their Subsidiaries (other than an Immaterial Foreign Subsidiary), or against any of their Property, in an aggregate amount in excess of the Dollar Equivalent of $3,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h)           Any of the Borrowers, or any of their Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of the Dollar Equivalent of $3,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of the Dollar Equivalent of $3,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by any of the Borrowers, or any of their Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the any of the Borrowers, or any of their Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)           any Change of Control shall occur;

(j)           any of the Borrowers, or any of their Subsidiaries (other than an Immaterial Foreign Subsidiary) shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), or any other legislation respect of bankruptcy, insolvency, or the relief of debtors (all as amended) in any jurisdiction outside of the United States of Canada in which any Borrower or Subsidiary is located, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, interim receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding (including, without limitation, any assignment, proposal, or notice of intention to make a proposal) seeking relief under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), or any other legislation respect of bankruptcy, insolvency, or the relief of debtors (all as amended), to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying (or shall admit) the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k)           a custodian, monitor, receiver, receiver and manager, interim receiver, trustee, examiner, liquidator or similar official (a “Receiver”) shall be appointed for any of the Borrowers, or any of their Subsidiaries (other than an Immaterial Foreign Subsidiary), or any substantial part of any of their Property, or a proceeding described in Section 12.1(j)(v) shall be instituted against the Borrowers or any of their Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days or if, within such period, a Receiver or creditor shall take possession of any Property of any of the Borrowers, or any of their Subsidiaries.

§ 12.2  Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:

(a)           declare the Commitments (including, for the avoidance of doubt, the Canadian Revolving Credit Commitments) to be terminated, whereupon the Commitments (including, for the avoidance of doubt, the Canadian Revolving Credit Commitments) shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, the face amount of all Bankers’ Acceptances accepted by the Canadian Lender and outstanding and acceptances thereunder and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the applicable Borrowers Cash Collateralize the L/C Obligations including for greater certainty those resulting from the Letters of Credit issued by the Canadian Lender (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under any of the proceedings or laws described in § 12.1(j) or (k), the Commitments shall automatically terminate, the Outstanding Amount of all Loans and all interest, the face amount of all Bankers’ Acceptances accepted by the Canadian Lender and outstanding thereunder and all other amounts as aforesaid shall automatically become due and payable, and the obligation of the applicable Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lenders.

§ 12.3  Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrowers in respect of any such sum due from it to the Lenders or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lenders of any sum adjudged to be so due in the Judgment Currency, each of the Lenders may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to a Lender, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to a Lender in such currency, such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

§ 12.4  Distribution of Collateral Proceeds.

In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent receives any monies in connection with the enforcement of the Pledge Agreement or any Additional Pledge Agreements, or otherwise with respect to the realization upon any of the Pledged Equity or Additional Pledged Equity, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Pledged Equity or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)           Second, to all other Obligations; provided that distributions shall be made (A)  pari  passu among the Obligations (including the Drawing Amount of all outstanding Letters of Credit); provided, that upon the reduction, cancellation, expiration or termination of any Letter of Credit, the Drawing Amount of all outstanding Letters of Credit which has been included as an Obligation and any cash collateral held for the benefit of the Lenders in respect thereto will be redistributed  pari  passu to the Lenders in accordance with this § 12.4(b)(A), and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders  pro rata in accordance with the amount of all such Obligations outstanding;

(c)           Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to § 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d)           Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

§ 13.  ADMINISTRATIVE AGENT.

§ 13.1  Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints Citizens Bank of Massachusetts to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

§ 13.2  Rights as Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

§ 13.3  Exculpatory Provisions.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; an

(iii)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in §§14.11) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Bank.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

§ 13.4  Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§ 13.5  Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective agents.  The exculpatory provisions of this §13 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

§ 13.6  Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank or other financial institution.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this §13.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this §13.6).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this

§13 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

§ 13.7  Non-Reliance on Administrative Agent and the Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

§ 13.8  No Other Duties, etc.

Anything herein to the contrary notwithstanding, no other parties listed on the cover page hereof, if any, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

§ 13.9  Payments to Administrative Agent

A payment by any of the Borrowers to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders (except as otherwise expressly provided herein or in any of the other Loan Documents).

§ 14.  MISCELLANEOUS.

§ 14.1  Setoff Rights.

(a)           In addition to any rights and remedies of the Lender provided by law, if an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this §14.1 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Obligations to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(c)           Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

§ 14.2  Attorney Costs; Expenses.

The Borrowers agree (a) to pay or reimburse the Administrative Agent for all costs and expenses reasonably incurred in connection with the development, due diligence review, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include, without limitation, all search, filing and recording fees and any taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent.  All amounts due under this §14.2 shall be payable within two (2) Business Days after demand therefor.  The agreements in this §14.2 shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

§ 14.3  Indemnification.

Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless the Administrative Agent, its Affiliates and the Lenders, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitments, any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any Environmental Liability related in any way to any of the Borrowers, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this §14.3 shall be due and payable within five (5) Business Days after demand therefor.  The agreements in this §14.3 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

§ 14.4  Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and the Lenders, regardless of any investigation made by the Administration Agent or any Lender or on its behalf and notwithstanding that the Administration Agent or any Lender may have had notice or knowledge of any Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as the Commitments, any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

§ 14.5  Payments; Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief or similar law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

§ 14.6  Successors and Assigns; Participations.

(a)           Binding Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lenders, to be granted in the sole discretion of the Lenders, and the Lenders may not assign or otherwise transfer any of their rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section or (ii) any bank or financial institution with the prior consent of the Borrowers, not to be unreasonably withheld or delayed.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)
in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in paragraph (b)(i)(A) of this §14.6, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Credit Loans or the Revolving Credit Commitment, $1,000,000, in the case of any assignment in respect of the Term Loan or Can. $1,000,000, in the case of any assignment in respect of Canadian Revolving Credit Loans or the Canadian Revolving Credit Commitment, unless each of the Administrative Agent (except with respect to any assignment in respect of the Canadian Credit Facility) and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this §14.6 and, in addition:

(A)	the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)
the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded portion of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such unfunded facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded term facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)
the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent a questionnaire provided by the Administrative Agent.

(v)           No Assignment to Borrower.  No such assignment shall be made to any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)           Canadian Lender.  Prior to the occurrence of an Event of Default, the Canadian Lender shall only be permitted to make such assignment to a Qualified Canadian Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this §14.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§5.10, 5.14, 5.17 and 13.2 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.

(i)           Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect any actions set forth in §14.11 that the require the unanimous consent of the Lenders and that affects such Participant.  Subject to paragraph (e) of this §14.6, the Borrower agrees that each Participant shall be entitled to the benefits of §§5.9, 5.12 and 5.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this §§14.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of §14.1 as though it were a Lender, provided such Participant agrees to be subject to §§2.1.5 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections §§5.9, 5.12 and 5.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of §5.13 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with §5.13(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

§ 14.7  Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 14.7; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party.  All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 14.7, or to such other telephone number as shall be designated by such party in a notice to the other party.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to §§2, 3, 4 and 5 shall not be effective until actually received by the Administrative Agent.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender.  The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Reliance by Lender.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the Lenders, their respective Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrowers hereby consent to such recording.

§ 14.8  Cumulative Remedies; Captions; Counterparts.

The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Lender would otherwise have.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§ 14.9  USA Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow each of the Lenders and the Administrative Agent to identify the Borrowers in accordance with the Act.

§ 14.10  Entire Agreement; Etc.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §14.11.

§ 14.11  Consents; Amendments; Waivers; Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in §§6.1 and 6.2 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to §§12.1 and 12.2) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on any Loan or Letter of Credit, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)           release any Guarantor from its obligations under § 11.1 or release all or substantially all of the Pledged Equity, as applicable, without the consent of each Lender; or

(f)           change any provision of this §14.11 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided  further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any documents relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

§ 14.12  Concerning Joint and Several Liability.

Notwithstanding anything herein to the contrary, in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each applicable Borrower and in consideration of the undertakings of the other applicable Borrowers to accept limited joint and several liability as set forth herein:

(a)           Each U.S. Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers, Canadian Borrowers and Foreign Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations and liabilities of each U.S. Borrower without preferences or distinction among them.

(b)           Each Canadian Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers with respect to the payment and performance of all of the Canadian Obligations, it being the intention of the parties hereto that all of the Canadian Obligations shall be the joint and several obligations of each Canadian Borrower without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the applicable Obligations of such Borrower as and when due or to perform any such Obligations in accordance with the terms thereof, then in each such event all other U.S. Borrowers will make such payment with respect to, or perform, such Obligation, in accordance with the terms thereof.

(d)           If and to the extent that any of the Canadian Borrowers shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Canadian Obligations in accordance with the terms thereof, then in each such event the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Obligations, in accordance with the terms thereof.

(e)           The respective Obligations of each applicable Borrower under the provisions of this §14.12 constitute full recourse Obligations of each such Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(f)           Except as otherwise expressly provided in this Agreement, each Borrower, to the fullest extent permitted by applicable law, hereby waives notice of acceptance of its joint and several liability, as applicable, notice of any Loans made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower, to the fullest extent permitted by applicable law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other Person primarily or secondarily liable with respect to any of the Obligations and all suretyship defenses generally.  Each Borrower, to the fullest extent permitted by applicable law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this  Section 14.12, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this Section 14.12, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this Section 14.12 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 14.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers, the Administrative Agent or the Lenders.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers, the Administrative Agent, the Canadian Lender or the Lenders.

(g)           To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under the Agreement (the “Benefit Amount”), then such Borrower, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other applicable Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amount received by all applicable Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Borrower so funding; provided, that each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash, the Commitments have terminated and no Letters of Credit shall be outstanding (or have been backstopped or cash collateralized on terms reasonably acceptable to the Administrative Agent).  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(h)           Each Borrower hereby agrees that the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any such Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash, the Commitments have terminated and no Letters of Credit shall be outstanding (or have been backstopped or cash collateralized on terms reasonably acceptable to the Administrative Agent).  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness before payment in full in cash of the Obligations, such amounts shall be collected, enforced, received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay (or be held as security for the repayment of) the Obligations, provided that nothing in this section shall be effective to create a registrable charge.

(i)           The provisions of this § 14.12 are made for the benefit of the Administrative Agent and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Administrative Agent or the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 14.12 shall remain in effect until all of the Obligations shall have been paid in full in cash or otherwise fully satisfied, the Commitments have terminated and no Letters of Credit shall be outstanding (or have been backstopped or cash collateralized on terms reasonably acceptable to the Administrative Agent).  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this Section 14.12 will forthwith be reinstated in effect, as though such payment had not been made.

(j)           It is the intention and agreement of each of the Borrowers and the Lenders that the obligations of such Borrower under this Agreement shall be valid and enforceable against such Borrower to the maximum extent permitted by applicable law.  Accordingly, if any provision of this Agreement creating any obligation of a Borrower in favor of the Lenders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of such Borrower and the Lenders that any balance of the obligation created by such provision and all other obligations of the Borrower to the Lenders created by other provisions of this Agreement shall remain valid and enforceable.  Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Lenders may be otherwise entitled to collect from any Borrower under this Agreement to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to such Borrower’s obligations under this Agreement, it is the stated intention and agreement of the Borrower and the Lenders that all sums not in excess of those permitted under such applicable law shall remain fully collectible by the Lenders from such Borrower.

(k)           Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event or circumstance shall (i) any Canadian Borrower or Canadian Guarantor be liable or obligated in any way as a guarantor, surety or otherwise for the payment or performance of any of the Obligations of any U.S. Borrower or Foreign Borrower (the obligations of the Canadian Borrowers and any Canadian Guarantor under the Loan Documents being limited to the payment of the Canadian Revolving Credit Loans, the Term Loans, all applicable L/C Obligations in respect of any Canadian Letter of Credit, any Swap Contract or Bank Product Obligations entered into by any Canadian Borrower and all related obligations in respect thereof included in the definition of Canadian Obligations and Canadian Revolving Credit Obligations) or (ii) any Foreign Borrower be liable or obligated in any way as a guarantor, surety or otherwise for the payment or performance of any of the Obligations of any U.S. Borrower, Canadian Borrower or any other Foreign Borrower (the obligations of such Foreign Borrower under the Loan Documents being limited to the payment of the Revolving Credit Loans borrowed by such Foreign Borrower, any Swap Contract or Bank Product Obligations entered into by such Foreign Borrower and all related obligations in respect thereof (in the nature of interest, fees, costs and expenses in relation to the foregoing) included in the definition of Obligations.

§ 14.13  Governing Law.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (EXCEPT AS EXPRESSLY SET FORTH THEREIN) ARE CONTRACTS UNDER AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWERS CONSENT TO THE JURISDICTION OF ANY OF THE STATE OR FEDERAL OR COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDERS UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

§ 14.14  Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

§ 14.15Severability.

The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

The parties confirm their express wish that this Agreement and all documents including notices, relating thereto be drawn up in English.  Les parties confirment avoir requis que cette convention ainsi que tous les documents et avis s’y rattachant soient rédigés en anglais.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivery as of the day and year first above written.

BORROWER:

LOJACK CORPORATION

By: /s/ Richard T. Riley
Name: Richard T. Riley
Title: CEO

Signature Page to Credit Agreement

CANADIAN BORROWER:

LOJACK EXCHANGEGO CANADA INC.

By: /s/ Richard T. Riley
Name: Richard T. Riley
Title: CEO

Signature Page to Credit Agreement

U.S. GUARANTORS:

LOJACK INTERNATIONAL CORPORATION

By: /s/ Richard T. Riley
Name: Richard T. Riley
Title: Vice President

Signature Page to Credit Agreement

LOJACK GLOBAL LLC

By: /s/ Richard T. Riley
Name: Richard T. Riley
Title: President

Signature Page to Credit Agreement

LOJACK OPERATING COMPANY, L.P.

By: /s/ Richard T. Riley
Name: Richard T. Riley
Title: President

Signature Page to Credit Agreement

CANADIAN GUARANTORS

6292887 CANADA INC.

By: /s/ Richard T. Riley
Name: Richard T. Riley
Title: CEO

Signature Page to Credit Agreement

BOOMERANG TRACKING INC.

By: /s/ Richard T. Riley
Name: Richard T. Riley
Title: CEO

Signature Page to Credit Agreement

CITIZENS BANK OF MASSACHUSETTS,
as Lender, Issuing Bank and Administrative Agent

By: /s/ David J. Bugbee
Name: David J. Bugbee
Title: Vice President

Signature Page to Credit Agreement

JPMorgan Chase Bank, N.A.

By: /s/ Peter M. Killea
Name: Peter M. Killea
Title: Vice President

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, acting through a New York branch, as Revolving Credit Lender

By: /s/ Dustin Craven
Name: Dustin Craven
Title: Attorney-in-Fact

Signature Page to Credit Agreement

SOVEREIGN BANK

By: /s/ Tony Zhang
Name: Tony Zhang
Title: Sr. Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

By: /s/ Michael N. Tam
Name: Michael N. Tam
Title: Senior Vice President

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as Term Loan
Lender and Canadian Lender

By: /s/ Amy S. Promaine
Name: Amy S. Promaine
Title: Authorized Signatory

Signature Page to Credit Agreement

SCHEDULE 1

SUBSIDIARIES AND AFFILIATES

U.S. Borrowers:

LoJack Corporation

Canadian Revolving Borrowers:

LoJack Exchangeco Canada Inc.

Term Loan Borrower:

LoJack Exchangeco Canada Inc.

Foreign Borrowers:

None

U.S. Guarantors:

1.	LoJack Corporation

2.	LoJack Global LLC

3.	LoJack International Corporation

4.	LoJack Operating Company, L.P.

Canadian Guarantors:

1.	6292887 Canada Inc.

2.	Boomerang Tracking Inc.

SCHEDULE 2

LENDERS, COMMITMENTS, APPLICABLE PERCENTAGES

LENDERS

Revolving Credit Lenders:

Citizens Bank of Massachusetts
JP Morgan Chase Bank, N.A.
Royal Bank of Canada, acting through a New York branch
Sovereign Bank

Term Loan Lenders:

Citizens Bank of Massachusetts
JP Morgan Chase Bank, N.A., Toronto Branch
Royal Bank of Canada
Sovereign Bank

Canadian Lender:

Royal Bank of Canada

COMMITMENTS; APPLICABLE PERCENTAGES

	REVOLVING CREDIT FACILITY
Lender	Commitment	Applicable Percentage

Citizens Bank of Massachusetts	$23,333,333.33	46.67%
JPMorgan Chase Bank, N.A.	$13,333,333.33	26.67%
Royal Bank of Canada, acting through a New York Branch	$10,000,000.00	20.00%
Sovereign Bank	$3,333,333.34	6.67%
TOTAL	$50,000,000.00	100.00%

	THE TERM LOAN
Lender	Term Loan Amount	Applicable Percentage

Citizens Bank of Massachusetts	Can. $12,133,333.33	46.67%
JPMorgan Chase Bank, N.A., Toronto Branch	Can. $6,933,333.33	26.67%
Royal Bank of Canada	Can. $5,200,000.00	20.00%
Sovereign Bank	Can. $1,733,333.34	6.67%
TOTAL	Can. $26,000,000.00	100.00%

	CANADIAN CREDIT FACILITY
Lender	Commitment	Applicable Percentage

Royal Bank of Canada	Can. $5,000,000.00	100.00%
TOTAL	Can., $5,000,000.00	100.00%

SCHEDULE 3

LENDING OFFICES

SCHEDULE 3.1-A

ADDITIONAL DEFINITIONS FOR CANADIAN CREDIT FACILITY

For the purpose of the Canadian Credit Facility, the following terms and phrases shall have the following meanings (it being understood that capitalized terms not otherwise defined in this Schedule 3.1-A shall have the meanings assigned to such terms in § 1.1 or § 3 of the Credit Agreement, as applicable):

Acceptance Fee.  Means the fee payable at the time of the acceptance of Bankers' Acceptances established by multiplying the face amount of such Bankers' Acceptances by the Applicable Margin and by multiplying the product so obtained by a fraction having a numerator equal to the number of days in the term of such Bankers' Acceptances and a denominator of 365.

Bankers’ Acceptance or BA.  Means a bill of exchange denominated in Canadian Dollars, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Canadian Lender by, and payable to the order of, any Canadian Revolving Borrower which have been accepted by the Canadian Lender.

Banking Day.  Means a Business Day on which dealings in US Dollar deposits may be carried on by and between banks in the London interbank eurodollar market.

Business Day.  Means a day, excluding Saturday, Sunday and any other day which is a legal holiday, on which banking institutions are open for normal business in Montreal and Toronto and, in respect of any payments in US Dollars, a day on which banking institutions are also open for business in New York, N.Y., U.S.A. and furthermore, in respect of a Libor Loan, means a day which is also a Banking Day.

Canadian Lender CDOR Rate.  Means, on any day, the rate per annum which is the rate determined by the Canadian Lender as being the arithmetic average (rounded to the nearest one-thousandth of 1%, with five ten-thousandths of 1% being rounded upwards) of the rates applicable to Canadian Dollar bankers’ acceptances for the appropriate term displayed and identified on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) at approximately 10:00 a.m. on such day, or if such day is not a Business Day then on the immediately preceding Business Day (as adjusted by the Canadian Lender after 10:00 a.m. to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such rates do not appear on the Reuters Screen CDOR Page as contemplated, then the Canadian Lender CDOR Rate on any day shall be the discount rate applicable to Canadian Dollar bankers’ acceptances for the appropriate term of the Canadian Lender at approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

Discount.  Means with respect to any issue of Bankers' Acceptances with the same maturity date, the amount by which the face value of such Bankers' Acceptances exceeds the Discounted Proceeds of such Bankers' Acceptances.

Discounted Proceeds.  Means, in respect of any Bankers' Acceptance to be accepted by the Canadian Lender on any day, an amount calculated on the date of issue thereof which is (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on such day by multiplying:

(a)           the face amount of such Bankers' Acceptance, by

(b)           the price, where the price is determined by dividing one by the sum of one plus the product of:

(i)	the Discount Rate (expressed as a decimal); and

(ii)	a fraction, the numerator of which is the number of days in the term of such Bankers' Acceptance and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

Discount Rate.  Means, with respect to an issue of Bankers' Acceptances with the same maturity date, the rate determined by the Canadian Lender as being the discount rate, calculated on the basis of a year of 365 days, of the Canadian Lender established in accordance with its normal practice at or about 9:30 a.m. on the date of issue and acceptance of such Bankers' Acceptances, for bankers' acceptances accepted by the Canadian Lender and having a comparable face value and an identical maturity date to the face value and maturity date of the Bankers' Acceptances forming part of such issue of Bankers' Acceptances.

Equivalent Amount.  Means the amount of Dollars into which Canadian Dollars may be converted or the amount of Canadian Dollars into which Dollars may be converted using the Bank of Canada's noon mid-point spot rate for such currencies on such date.

Eurocurrency.  Means US Dollars, Sterling, Deutsche Marks, Swiss Francs, Japanese Yen or any other currency which is freely convertible on the London Interbank Market.

LC.  Means a documentary credit issued by the Canadian Lender on behalf of any Canadian Revolving Borrower for the purpose of paying suppliers of goods.

Letter of Credit.  Means, in connection with the Canadian Credit Facility, a LC or a LG.

LG.  Means a documentary credit issued by the Canadian Lender on behalf of any Canadian Revolving Borrower for the purpose of providing security to a third party that such Canadian Revolving Borrower or a person designated by such Canadian Revolving Borrower will perform a contractual obligation owed to such third party.

Libor.  Means, with respect to each Libor Interest Period applicable to a Libor Loan, the annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%)), at which the Canadian Lender, in accordance with its normal practice, would be prepared to offer deposits to leading banks in the London Interbank Market for delivery on the first day of each such Libor Interest Period, for a period equal to each such Libor Interest Period, such deposits being in Dollars (or other agreed upon Eurocurrency specified herein) of comparable amounts to be outstanding during such Libor Interest Period, at or about 10:00 a.m. (Toronto time) on the Interest Determination Date.

Libor Interest Date.  Means, with respect to any Libor Loan, the last day of each Libor Interest Period and, if the relevant Canadian Revolving Borrower selects a Libor Interest Period for a period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor Interest Period as well as the last day of such Libor Interest Period.

Libor Interest Period.  Means, with respect to any Libor Loan, the initial period (subject to availability) of approximately 1 month (or longer whole multiples of 1 month to and including 6 months as selected by the relevant Canadian Revolving Borrower and notified to the Canadian Lender by written notice) or such shorter or longer period as the Canadian Lender in its sole discretion shall make available commencing on the date on which such Libor Loan is made or another method of Borrowing is converted to a Libor Loan, as the case may be, and thereafter, while such Libor Loan is outstanding, each successive period (subject to availability) of 1 month (or longer whole multiples of 1 month to and including 6 months, as selected by the relevant Canadian Revolving Borrower and notified to the Canadian Lender by written notice) commencing on the last day of the immediately preceding Libor Interest Period.

RBP and Royal Bank Prime.  In effect on any day, means the higher of (a) the annual rate of interest announced by the Canadian Lender from time to time as its “prime rate”, being its reference rate then in effect for determining interest rates on commercial loans made by it in Canadian Dollars in Canada and (b) the annual rate of interest equal to the Canadian Lender CDOR Rate, plus 1% per annum, in each case as adjusted from time to time without notice to the Canadian Revolving Borrowers.

RBUSBR and Royal Bank US Base Rate.  In effect on any day, means the rate of interest per annum that is the greater of (a) the rate of interest publicly announced by the Canadian Lender from time to time as its "US Base Rate", being its reference rate then in effect for determining interest rates on commercial loans in US Dollars made by it in Canada, and (b) the annual rate of interest equal to the sum of the daily Federal Funds Effective Rate (converted to a rate based on, as the case may be, a 365 or 366-day period) then in effect plus 1 % per annum, in each case, as adjusted from time to time without notice to the Canadian Revolving Borrowers.

Schedule 3.1-B

Borrowing Conditions Under Canadian Credit Facility

Borrowings made other than by way of RBP Loans or RBUSBR Loans will be subject to the following terms and conditions:

BAs:

(a)
The Canadian Revolving Borrowers may effect Canadian Revolving Credit Loans by way of Bankers' Acceptances denominated in Canadian Dollars in accordance with the provisions hereinbelow.  For the purposes of this Agreement, the full face value of Bankers' Acceptances, without Discount, shall be used when calculations are made to determine the amount of Canadian Revolving Credit Loans.  Each determination by the Canadian Lender of the Acceptance Fee, of the Discount Rate, of the Discounted Proceeds and of the Discount shall, in the absence of manifest error be final, conclusive and binding on the Canadian Revolving Borrowers;

(b)
the relevant Canadian Revolving Borrower shall give to the Canadian Lender an irrevocable telephone notice at least by 10:30 a.m. two (2) Business Days prior to any Borrowing by way of a BA (including renewal or conversion thereof) followed by a written confirmation substantially in the form of Exhibit C to the Credit Agreement;

(c)
BAs shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $100,000 or such larger amount as is a whole multiple of $100,000 for terms of not less than 30 and not more than 180 days;

(d)	upon each issue of Bankers' Acceptances:

(i)
which are purchased by the Canadian Lender for its own account, the relevant Canadian Revolving Borrower shall be entitled to be credited by the Canadian Lender with the Discounted Proceeds thereof, less the Acceptance Fee,

(ii)
as a result of the conversion of outstanding Canadian Revolving Credit Loans into Bankers' Acceptances or as a result of the renewal of outstanding Bankers' Acceptances, the relevant Canadian Revolving Borrower shall, concurrently with the conversion or renewal, pay in advance out of its own funds to the Canadian Lender an amount equal to the Discount applicable to such issue, to be applied against the principal of the Canadian Revolving Credit Loan being so converted or renewed, plus the applicable Acceptance Fee.

(e)	notwithstanding any other provision of this Agreement, the Canadian Revolving Borrowers shall indemnify the Canadian Lender against any loss, cost or expense incurred by the Canadian Lender if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

(f)	any BA issued hereunder must have a maturity on or before the Maturity Date, unless otherwise agreed by the Canadian Lender;

(g)
prior to the issue of any BA the Canadian Revolving Borrowers shall execute the Canadian Lender’s standard form of undertaking and agreement in respect of BAs.  If there is any inconsistency at any time between the terms of this Agreement and the terms of the Canadian Lender’s standard form of undertaking and agreement, the terms of this Agreement shall govern;

(h)
if Bankers' Acceptances are outstanding hereunder, the relevant Canadian Revolving Borrower shall prior to the date of maturity of the then current Bankers' Acceptances, irrevocably notify the Canadian Lender of the intention of such Canadian Revolving Borrower to repay, renew or convert such Canadian Revolving Credit Loan at the maturity of the related Bankers' Acceptances, such notice to be given by telephone within notice periods similar to those provided in paragraph (b) above, followed by a written confirmation substantially in the form of Exhibit C to the Credit Agreement on the same day;

(i)
if the relevant Canadian Revolving Borrower shall choose to renew a Canadian Revolving Credit Loan outstanding by way of Bankers' Acceptances in the same form of Canadian Revolving Credit Loan, such Canadian Revolving Borrower shall cause the term of the new Bankers' Acceptances to commence on and include the date of maturity of the relative Bankers' Acceptances being renewed.  If such Canadian Revolving Borrower fails to so notify the Canadian Lender as provided in paragraph (h) above, such Canadian Revolving Borrower shall be deemed to have notified the Canadian Lender of its intention to convert the relevant Canadian Revolving Credit Loan by way of Bankers' Acceptances into a RBP Loan;

(j)
the relevant Canadian Revolving Borrower shall, by no later than 10:30 a.m. on the maturity date of each Bankers' Acceptance, pay to the Canadian Lender an amount equal to the face amount of all Bankers' Acceptances accepted by the Canadian Lender and maturing on that day by effecting such payment out of its own funds to the Canadian Lender, or by converting such Canadian Revolving Credit Loan by way of Bankers' Acceptances into another form of Canadian Revolving Credit Loan then available hereunder or by renewing such Bankers' Acceptances hereunder, the whole subject to the payment of the Discount as provided in paragraph (d)(ii) above, and in each case of conversion or renewal, the Discounted Proceeds, together with the Discount paid to the Canadian Lender in respect thereof, shall be applied by the Canadian Lender to the reduction of the Canadian Revolving Credit Loan being converted or renewed, as the case may be;

(k)	in the event that the relevant Canadian Revolving Borrower fails to provide payment of the face amount of a Bankers' Acceptance on its maturity date as required pursuant to paragraph (j) above, then the Canadian Dollar amount of such failed payment shall be deemed for all purposes of this Agreement to be and shall be treated in all respects as a Canadian Revolving Credit Loan by way of a RBP Loan as and from such maturity date;

(l)
to facilitate availment of Borrowings by way of BAs, each Canadian Revolving Borrower hereby appoints the Canadian Lender as its agent to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by the Canadian Lender, blank forms of BAs in order to allow the Canadian Lender to complete and accept from time to time such instruments in the aggregate and face amounts and for the maturities chosen by such Canadian Revolving Borrower. Each Canadian Revolving Borrower recognizes and agrees that all BAs signed and/or endorsed on its behalf by the Canadian Lender shall bind such Canadian Revolving Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Revolving Borrower. In this connection, the parties also agree that the Canadian Lender shall not be liable for any damage, loss or other claim arising by reason of any loss or improper use of any BAs issued hereunder except if same results from the gross negligence or wilful misconduct of the Canadian Lender or its officers, employees, agents or representatives. On request by or on behalf of any Canadian Revolving Borrower, the Canadian Lender shall cancel all forms of BAs which have been pre-signed or pre-endorsed by or on behalf of such Canadian Revolving Borrower and which are held by the Canadian Lender and have not yet been issued;

(m)
if at any time during the term of this Agreement, the Canadian Lender determines in good faith (which determination shall be final, conclusive and binding upon the Canadian Revolving Borrowers) that by reasons of circumstances or changes affecting the market for Bankers' Acceptances:

(i)	it is no longer possible to establish the Discount Rate in respect of Bankers' Acceptances, or

(ii)
the market for Bankers' Acceptances no longer exists, is too weak for its normal use by the Canadian Lender or is not capable in the normal course of business to absorb Bankers' Acceptances accepted by the Canadian Lender, then, the Canadian Lender shall immediately notify the Canadian Revolving Borrowers of its determination in writing.  For so long as the circumstances referred to in paragraphs (i) or (ii) of this paragraph (m) shall continue, the Canadian Lender shall not be obligated to make any further Canadian Revolving Credit Loans available by way of Bankers' Acceptances and thereafter, until notice to the contrary is given to the Canadian Revolving Borrowers by the Canadian Lender, the Canadian Lender shall only be obligated to make other forms of Canadian Revolving Credit Loans available to the Canadian Revolving Borrowers hereunder, and the principal amount of all Canadian Revolving Credit

Loans outstanding by way of Bankers' Acceptances shall, at the expiry of the related Bankers' Acceptances, be converted without novation into such other form of Canadian Revolving Credit Loan as the Canadian Revolving Borrowers may request by notice to the Canadian Lender or failing such notice, into RBP Loans;

(n)
the Canadian Revolving Borrowers shall have no right to set up as against the Canadian Lender any defense or right of action, of indemnification or of set-off or compensation or any similar claim of any nature whatsoever which the Canadian Revolving Borrowers may have had at any time or may have in the future with respect to any holder of one or more Banker's Acceptance(s) issued hereunder;

(o)
on the maturity date of each Bankers' Acceptance issued hereunder, the Canadian Lender will pay to the redeeming holder, if any, of each Bankers' Acceptance, at the time of presentment thereof, the face amount of such Bankers' Acceptance.

LCs or LGs:

(a)	each Letter of Credit shall expire on a Business Day (in no event later than five Business Days prior to the Maturity Date) and shall have a term of not more than 365 days;

(b)
at least  2 Business Days prior to the issue of a Letter of Credit, the relevant Canadian Revolving Borrower shall execute a duly authorized application with respect to such Letter of Credit and each Letter of Credit shall be governed by the terms and conditions of the relevant application for such contract;

(c)	a Letter of Credit may not be revoked prior to its expiry date unless the consent of the beneficiary of the Letter of Credit has been obtained;

(d)
if there is any inconsistency at any time between the terms of this Agreement and the terms of the application for a Letter of Credit, the terms of the application for such Letter of Credit shall govern;

(e)
subject to paragraph (f) below, if the Canadian Lender makes a payment under a Letter of Credit issued or outstanding in accordance herewith, the amount or amounts so paid by the Canadian Lender shall, unless otherwise funded by or for the account of the Canadian Revolving Borrowers, be deemed to constitute a RBP Loan in the case of a payment made in Canadian Dollars or in any currency other than US Dollars and a RBUSBR Loan in the case of a payment made in US Dollars, which shall bear interest accordingly from the date of payment by the Canadian Lender until full repayment by the Canadian Revolving Borrowers and shall be repayable on demand.  If such payment is made in a currency other than Canadian Dollars or US Dollars, the amount of such payment shall be deemed to constitute a RBP Loan in an amount equal to the Equivalent Amount in Canadian Dollars, as determined using the spot buying rate of the Canadian Lender as in effect at the time of determination;

(f)
if and when a payment which the Canadian Lender is obliged to pay pursuant to a Letter of Credit issued or outstanding in accordance herewith is made by the Canadian Lender pursuant to such Letter of Credit, the Canadian Revolving Borrowers shall forthwith pay to the Canadian Lender, in the currency(ies) in which such payment was made, the whole amount so paid under the said Letter of Credit and if the Canadian Revolving Borrowers fails to make such payment, the amount of such payment shall be deemed to constitute a demand RBP Loan or RBUSBR Loan, as the case may be, hereunder in accordance with paragraph (e) above.

Without restriction to the foregoing, the Canadian Revolving Borrowers shall, in addition, indemnify the Canadian Lender and hold it harmless from and against any claims, demands, losses, costs, liabilities, actions, judgments or suits, damages and expenses, including legal fees and expenses reasonably incurred which the Canadian Lender may suffer or incur by reason of having issued any Letter of Credit or having accepted drafts or documents thereunder or by reason of false or incomplete information being provided by the Canadian Revolving Borrowers to the Canadian Lender in respect of Canadian Revolving Credit Loans or proposed Canadian Revolving Credit Loans by way of Letters of Credit or acceptances thereunder or by reason of any action taken, admitted or suffered to be taken in good faith in reliance upon any instructions, applications, request or order from the Canadian Revolving Borrowers or any other party for whose account such Letter of Credit was issued or upon other paper or documents reasonably believed by the Canadian Lender to be genuine in connection with a Letter of Credit or acceptances under a Letter of Credit.

The reimbursement and indemnity obligations of the Canadian Revolving Borrowers herein shall not be released, discharged or otherwise affected by any circumstance or occurrence whatsoever including, without limitation, (a) the lack of validity or enforceability of the underlying Letter of Credit or any acceptance or other documentation presented for drawing thereunder, or (b) any dealing by the Canadian Lender with a beneficiary or negotiating, advising or confirming bank in connection with Letters of Credit and acceptances thereunder.

Libor Loans:

(a)
The relevant Canadian Revolving Borrower shall give to the Canadian Lender an irrevocable telephone notice at least by 10:30 a.m. on the Interest Determination Date prior to any Borrowing by way of a Libor Loan (including renewal or conversion thereof) followed by a written confirmation substantially in the form of Exhibit C to the Credit Agreement;

(b)
Libor Loans shall be issued and mature on a Business Day and shall be made in minimum amounts of $1,000,000 in US currency or the Equivalent Amount in Eurocurrency as selected by the relevant Canadian Revolving Borrower and approved by the Canadian Lender or such larger amount as is a whole multiple of US$100,000 for terms of not less than 30 days and not more than 180 days;

(c)
if a Canadian Revolving Borrower fails to select and to notify the Canadian Lender of the Libor Interest Period applicable to any Libor Loan of such Canadian Revolving Borrower, such Canadian Revolving Borrower shall be deemed to have selected a 3 month Libor Interest Period;

(d)
the Canadian Revolving Borrowers shall indemnify and hold the Canadian Lender harmless against any loss, cost or expense (including without limitation, any loss incurred by the Canadian Lender in liquidating or redeploying deposits acquired to fund or maintain any Libor Loan) incurred by the Canadian Lender as a result of:

(i)	repayments, prepayments, conversions, rollovers or cancellations of a Libor Loan other than on the last day of the Libor Interest Period applicable to such Libor Loan, or

(ii)	failure to draw down a Libor Loan on the first day of the Libor Interest Period selected by the relevant Canadian Revolving Borrower;

(e)	if the Canadian Lender determines, which determination is final, conclusive and binding upon the Canadian Revolving Borrowers, that:

(i)	adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan,

(ii)	the making or the continuance of a Libor Loan has become impracticable by reason of circumstances which materially and adversely affect the London Interbank Market,

(iii)
deposits in US currency (or other Eurocurrency selected) are not available to the Canadian Lender in the London Interbank Market in sufficient amounts in the ordinary course of business for the applicable Libor Interest Period to make or maintain a Libor Loan during such Libor Interest Period, or

(iv)
the cost to the Canadian Lender of making or maintaining a Libor Loan does not accurately reflect the effective cost to the Canadian Lender thereof or  the costs to the Canadian Lender are increased or the income receivable by the Canadian Lender is reduced in respect of a Libor Loan, then the Canadian Lender shall promptly notify the relevant Canadian Revolving Borrower of such determination and such Canadian Revolving Borrower shall, prior to the next Interest Determination Date, notify the Canadian Lender as to the basis of Borrowing it has selected in substitution for such Libor Loan.  If such Canadian Revolving Borrower does not so notify the Canadian Lender, such Libor Loan will automatically be converted into an RBUSBR Loan on the expiry of the then current Libor Interest Period; and

(f)
if the adoption of any applicable law, or any change therein or in the interpretation or application thereof by any court or by any governmental or other authority or central bank or comparable agency or any other entity charged with the interpretation or administration thereof or compliance by the Canadian Lender with any request or direction (whether or not having the force of law) of any such authority, central bank or comparable agency or entity now or hereafter makes it unlawful or impossible for the Canadian Lender to make, fund or maintain the Libor Loans or a portion thereof or to perform its obligations under this Agreement, the Canadian Lender may, by written notice thereof to the Canadian Revolving Borrowers, suspend its obligations under this Agreement with respect to the Libor Loans affected by such illegality or prohibition (the "Affected Loans") for the duration of the period of such illegality or prohibition, and the Canadian Revolving Borrowers shall, to the extent possible and subject to the provisions of Section 3.9 of the Agreement, forthwith (or at the end of such period as the Canadian Lender in its discretion agrees) convert without novation the Affected Loans or such portion thereof together with accrued interest thereon for the remainder of the related Libor Interest Period(s) into such other forms of Canadian Revolving Credit Loans as the Canadian Revolving Borrowers may request by notice to the Canadian Lender within not more than two Business Days after receipt by the Canadian Revolving Borrowers of the notice of the Canadian Lender, and, for the period between such notice by the Canadian Lender and such notice by the Canadian Revolving Borrowers or failing such notice by the Canadian Revolving Borrowers, into RBUSBR Loans, and thereafter the Canadian Lender shall only be obligated to extend such Affected Loans in such other forms of Canadian Revolving Credit Loans or RBUSBR Loans, as the case may be.

SCHEDULE 4

MANDATORY COST

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

  per cent. per annum

(b)	in relation to a Loan in any currency other than Pounds Sterling:

  per cent. per annum.

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, National Association.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 7.2

SUBSIDIARIES

NAME	JURISDICTION OF ORGANIZATION	PERCENTAGE OWNERSHIP	OWNER
LoJack Exchangeco Canada Inc	Canada	100%	LoJack Corporation
LoJack International Corporation	Delaware	100%	LoJack Corporation
LoJack Global LLC	Delaware	100%	LoJack Corporation
LoJack Operating Company, L.P	Delaware	100%	LoJack Corporation
6292887 Canada Inc.	Canada	100%	LoJack Corporation
Vehicle Recovery Systems Company*	Nova Scotia	100%	LoJack Corporation
LoJack de Mexico, S. de R.L. de CV	Mexico	100%	LoJack Corporation
LoJack do Brasil LTDA	Brazil	100%	LoJack Corporation
LoJack International Benelux SPRL**	Belgium	94.59%	LoJack Corporation
LoJack Italia Srl	Italy	100%	LoJack Corporation
Boomerang Tracking Inc.	Canada	100%	LoJack Corporation
LoJack Equipment Ireland Limited	Ireland	100%	LoJack Corporation
LoJack Network SRL	Italy	100%	LoJack Corporation
An Jie China Holdings Limited	Cyprus	100%	LoJack Corporation
LJPR	Puerto Rico	100%	LoJack Corporation
LoJack Uruguay	Uruguay	100%	LoJack Corporation
LoJack European Network BV	Netherlands	100%	LoJack Corporation

*Inactive Subsidiary
               **5.41% owned by Traquer, S.A., a French company in which LoJack Corporation owns a 12.5% interest.

SCHEDULE 9.1/9.2

PERMITTED INDEBTEDNESS AND LIENS

DESCRIPTION OF INDEBTEDNESS	DESCRIPTION OF COLLATERAL/SECURITY, IF ANY

1. Indebtedness of the Borrowers under the existing Credit Agreement to be repaid on the closing.	None.

2. Indebtedness of the Borrowers to Citizens Bank under two Letters of Credit with $1,111,000 outstanding as of December 31, 2006.	None.

DESCRIPTION OF LIENS

1. Deposit Certificate in favor of Royal Bank

2. See attached

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*  Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum

SCHEDULE 14.7

ADDRESSES FOR NOTICES

EXHIBITS

EXHIBIT A	Form of Assumption and Assignment
EXHIBIT B	Form of Revolving Credit Loan Request
EXHIBIT C	Form of Canadian Revolving Credit Loan Request
EXHIBIT D	Form of Swing Line Loan Request
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Instrument of Accession
EXHIBIT G	Form of Joinder Agreement